                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                               YELLOW CORPORATION,

                                   YANKEE LLC

                                       and

                               ROADWAY CORPORATION






                                  JULY 8, 2003




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
ARTICLE 1             THE MERGER.................................................................................1

         1.1      The Merger.....................................................................................1

         1.2      Effective Time.................................................................................1

         1.3      Effects of the Merger..........................................................................2

         1.4      Articles of Organization and Regulations.......................................................2

         1.5      Managers and Officers..........................................................................2

         1.6      Further Assurances.............................................................................2

         1.7      Closing........................................................................................2

ARTICLE 2             EFFECT OF THE MERGER ON THE CAPITAL STOCK AND MEMBERSHIP INTERESTS OF THE
                      CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES............................................3

         2.1      Effect on Capital Stock and Membership Interests...............................................3

         2.2      Surviving Company to Make Certificates Available...............................................5

         2.3      Dividends; Transfer Taxes......................................................................6

         2.4      No Fractional Shares...........................................................................7

         2.5      Return of Exchange Fund........................................................................7

         2.6      Further Ownership Rights in Company Shares.....................................................8

         2.7      Lost Certificates..............................................................................8

         2.8      Withholding Rights.............................................................................8

         2.9      Closing of the Company Transfer Books..........................................................8

         2.10     Dissenting Shares..............................................................................8

ARTICLE 3             REPRESENTATIONS AND WARRANTIES.............................................................9

         3.1      Representations and Warranties of the Company..................................................9

         3.2      Representations and Warranties of Parent and Sub..............................................25

ARTICLE 4             COVENANTS RELATING TO CONDUCT OF BUSINESS.................................................39

         4.1      Conduct of Business of the Company............................................................39

         4.2      Conduct of Business of Parent.................................................................41

ARTICLE 5             ADDITIONAL AGREEMENTS.....................................................................43

         5.1      Stockholder Approval; Preparation and Filing of the S-4 and Joint Proxy
                  Statement/Prospectus..........................................................................43

         5.2      Access to Information.........................................................................44

         5.3      Commercially Reasonable Efforts; Notification.................................................46

         5.4      Letter of the Company's Accountants...........................................................49



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
         5.5      Letter of Parent's Accountants................................................................49

         5.6      Fees and Expenses.............................................................................49

         5.7      Treatment of Stock Options....................................................................49

         5.8      Treatment of Phantom Stock Rights.............................................................50

         5.9      Appointment of Additional Directors...........................................................50

         5.10     Public Announcements..........................................................................50

         5.11     Agreement to Defend...........................................................................50

         5.12     Nasdaq National Market........................................................................51

         5.13     Agreements of Others..........................................................................51

         5.14     Directors' and Officers' Indemnification......................................................51

         5.15     Employee Benefit/Labor Matters................................................................52

         5.16     Section 16(b).................................................................................54

         5.17     Financing.....................................................................................54

         5.18     Tax Matters...................................................................................54

ARTICLE 6             CONDITIONS PRECEDENT......................................................................55

         6.1      Conditions to Each Party's Obligation to Effect the Merger....................................55

         6.2      Conditions to Obligations of Parent and Sub...................................................55

         6.3      Condition to Obligations of the Company.......................................................56

ARTICLE 7             TERMINATION, AMENDMENT AND WAIVER.........................................................57

         7.1      Termination...................................................................................57

         7.2      Procedure for Termination, Amendment, Extension or Waiver.....................................58

         7.3      Effect of Termination.........................................................................58

         7.4      Amendment.....................................................................................58

         7.5      Extension; Waiver.............................................................................59

ARTICLE 8             SPECIAL PROVISIONS AS TO CERTAIN MATTERS..................................................59

         8.1      Takeover Defenses of the Company..............................................................59

         8.2      No Solicitation...............................................................................59

         8.3      Fee and Expense Reimbursements................................................................61

ARTICLE 9             GENERAL PROVISIONS........................................................................62

         9.1      Nonsurvival of Representations and Warranties.................................................62

         9.2      Notices.......................................................................................62

         9.3      Definitions...................................................................................63


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
         9.4      Interpretation................................................................................63

         9.5      Counterparts..................................................................................64

         9.6      Entire Agreement; No Third-Party Beneficiaries................................................64

         9.7      Governing Law.................................................................................64

         9.8      Assignment....................................................................................64

         9.9      Enforcement of the Agreement..................................................................64

         9.10     Performance by Sub............................................................................64

         9.11     Severability..................................................................................64

                             INDEX OF DEFINED TERMS

                                                                           Section
                                                                           -------
affiliate.....................................................              9.3(a)
Aggregate Non-Dissenting Value................................              2.1(g)
Agreement.....................................................            Preamble
Acquisition Proposal..........................................              8.2(a)
Average Closing Price.........................................              2.1(c)
Certificate of Merger.........................................                 1.2
Cash Consideration............................................              2.1(c)
Cash Election.................................................              2.1(d)
Cash Election Number..........................................              2.1(d)
Cash Election Shares..........................................              2.1(e)
Cash Fraction.................................................              2.1(e)
CERCLA........................................................              3.1(q)
Certificates..................................................              2.2(a)
CIC Agreements................................................             5.15(d)
Closing.......................................................                 1.7
Code..........................................................            Preamble
Commitment Letters............................................              3.2(w)
Company.......................................................        Introduction
Company Balance Sheet.........................................              3.1(g)
Company Balance Sheet Date....................................              3.1(g)
Company Benefit Plans.........................................              3.1(n)
Company Charter Documents.....................................              3.1(e)
Company Disclosure Schedule...................................                 3.1
Company ERISA Affiliate.......................................              3.1(n)
Company Financial Advisor.....................................              3.1(w)
Company Health Plan...........................................             5.15(a)
Company Multiemployer Plans...................................              3.1(n)
Company Permits...............................................              3.1(r)
Company Recommendation........................................              5.1(a)
Company Regulatory Documents..................................              5.3(c)
Company Representatives.......................................              8.2(a)
Company SEC Documents.........................................              3.1(g)
Company Share and Company Shares..............................            Preamble
Company Stockholder Approval..................................             3.1(aa)
Company Stockholder Meeting...................................              3.1(h)
Company Subsidiary............................................              3.1(b)
Company's Stock Plans.........................................              3.1(c)
Company Stock Options.........................................                 5.7
Company Tax Party.............................................              3.1(o)
Confidentiality Agreements....................................              5.2(b)
Continuing Employees..........................................             5.15(a)
Current Year..................................................             5.15(a)
Dissenting Shares.............................................                2.10

                                                                           Section
                                                                           -------
DGCL..........................................................                 1.1
DLLCA.........................................................                 1.1
Effective Time................................................                 1.2
Election Deadline.............................................              2.2(b)
Environmental Condition.......................................              3.1(q)
Environmental Liabilities.....................................              3.1(q)
Environmental Permit..........................................              3.1(q)
Environmental Laws............................................              3.1(q)
ERISA.........................................................              3.1(n)
Exchange Act..................................................              3.1(f)
Exchange Agent................................................              2.2(a)
Exchange Fund.................................................              2.2(a)
Exchange Ratio................................................              2.1(c)
Form of Election .............................................              2.2(b)
Governmental Entity...........................................              3.1(f)
Hazardous Materials...........................................              3.1(q)
hereof, herein and hereunder..................................                 9.4
HSR Act.......................................................              3.1(f)
include, includes or including................................                 9.4
Indemnified Liabilities.......................................             5.14(a)
Indemnified Party or Parties..................................             5.14(a)
Intellectual Property.........................................              3.1(u)
IRS...........................................................              3.1(n)
Joint Proxy Statement/Prospectus..............................              3.1(f)
knowledge.....................................................              9.3(b)
Liens.........................................................              3.1(b)
material adverse effect or material adverse change............              9.3(c)
Merger........................................................            Preamble
Merger Consideration..........................................              2.1(c)
Nasdaq National Market........................................              2.1(c)
Non-Dissenting Shares.........................................              2.1(g)
Notice of Superior Proposal...................................              8.2(b)
Out-of-Pocket Expenses........................................              8.3(c)
Parent........................................................        Introduction
Parent Balance Sheet..........................................              3.2(g)
Parent Balance Sheet Date.....................................              3.2(g)
Parent Benefit Plans..........................................              3.2(t)
Parent Charter Documents......................................              3.2(e)
Parent Common Stock...........................................              2.1(c)
Parent Disclosure Schedule....................................                 3.2
Parent ERISA Affiliate .......................................              3.2(t)
Parent Financial Advisor......................................              3.2(n)
Parent Multiemployer Plans....................................              3.2(t)
Parent Regulatory Documents...................................              5.3(c)
Parent Permits................................................              3.2(l)


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
                                                                           Section
                                                                           -------
Parent Preferred Stock........................................              3.2(c)
Parent Recommendation.........................................              5.1(a)
Parent SEC Documents..........................................              3.2(g)
Parent Stockholder Approval...................................              3.2(u)
Parent Stockholder Meeting....................................              3.1(h)
Parent Subsidiary.............................................              3.2(b)
Parent Tax Party..............................................              3.2(q)
Past Service..................................................             5.15(a)
PBGC..........................................................              3.1(n)
person........................................................              9.3(d)
RCRA..........................................................              3.1(q)
S-4...........................................................              3.1(h)
Sarbanes-Oxley Act............................................              3.1(g)
SARs..........................................................              3.1(c)
SEC...........................................................              3.1(f)
Securities Act................................................              3.1(f)
Share Issuance................................................              3.2(u)
Stock Consideration...........................................              2.1(c)
Stock Election Shares.........................................              2.1(e)
Stock Fraction ...............................................              2.1(e)
Stockholder Meetings..........................................              3.1(h)
Sub...........................................................        Introduction
subsidiary....................................................              9.3(e)
Substitute Shares.............................................                 5.8
superior proposal.............................................              8.2(c)
Surviving Company.............................................                 1.1
Tax or Taxes..................................................              3.1(o)
Tax Return....................................................              3.1(o)
Termination Fee...............................................              8.3(a)
Total Consideration...........................................              2.1(g)
Trading Day...................................................              2.1(c)
Transferee....................................................              2.2(b)

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger is dated as of July 8, 2003, among Yellow Corporation, a Delaware corporation ("PARENT"), Yankee LLC, a Delaware limited liability company ("SUB") and a wholly owned subsidiary of Parent, and Roadway Corporation, a Delaware corporation (the "COMPANY").

         WHEREAS, the respective Boards of Directors of each of Parent and the Company, and the sole member of Sub, have approved the acquisition of the Company by Parent on the terms and subject to the conditions of this Agreement and Plan of Merger (this "AGREEMENT");

         WHEREAS, in order to effect such acquisition of the Company, the respective Boards of Directors of each of Parent and the Company, and the sole member of Sub, have approved the merger of the Company with and into Sub (the "MERGER"), upon the terms and subject to the conditions of this Agreement, whereby each issued and outstanding share of common stock, $.01 par value per share, of the Company (singularly, "COMPANY SHARE", and plurally, "COMPANY SHARES") not owned directly or indirectly by Parent or the Company, except Dissenting Shares (as defined in SECTION 2.10), will be converted into the right to receive the Merger Consideration (as defined in SECTION 2.1(c));

         WHEREAS, for federal income tax purposes, the parties intend that the Merger will qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"); and

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE 1

                                   THE MERGER


         1.1 THE MERGER. Upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA"), the Company shall be merged with and into Sub at the Effective Time (as defined below). Following the Merger, the separate corporate existence of the Company shall cease and Sub shall continue as the Surviving Company (the "SURVIVING COMPANY") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL and the DLLCA.

         1.2 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver of the conditions set forth in ARTICLE 6, the parties shall file a certificate of merger or other appropriate documents with the Secretary of State of Delaware (the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such other time as Parent, Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

         1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DLLCA and Sections 259 and 264 of the DGCL.

         1.4 ARTICLES OF ORGANIZATION AND REGULATIONS.

         (a) The Certificate of Formation of Sub, as in effect at the Effective Time, shall be the Certificate of Formation of the Surviving Company until thereafter changed or amended as provided therein or by applicable law, provided that such Certificate of Formation shall be amended hereby as of the Effective Time to change the name of the Surviving Company to Roadway LLC.

         (b) The limited liability company agreement of Sub as in effect at the Effective Time shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

         1.5 MANAGERS AND OFFICERS. The managers and officers of Sub at the Effective Time shall be the managers and officers, respectively, of the Surviving Company and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         1.6 FURTHER ASSURANCES. If at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent entities to the Merger or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its appropriate officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the constituent entities to the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent entities, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporation and otherwise to carry out the purposes of this Agreement.

         1.7 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at Parent's offices at 10990 Roe Avenue, Overland Park, Kansas 66211, at 10:00 a.m., Overland Park, Kansas time, on the second business day after the day on which the last of the conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been fulfilled or waived or at such other time and place as Parent, Sub and the Company shall agree.

                                    ARTICLE 2

            EFFECT OF THE MERGER ON THE CAPITAL STOCK AND MEMBERSHIP
              INTERESTS OF THE CONSTITUENT COMPANIES; EXCHANGE OF
                                  CERTIFICATES


         2.1 EFFECT ON CAPITAL STOCK AND MEMBERSHIP INTERESTS. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

                  (a) Membership Interests of Sub. Each issued and outstanding membership interest of Sub shall be converted into and become an equivalent fully paid and nonassessable membership interest of the Surviving Company.

                  (b) Cancellation of Treasury Shares and Parent Owned Shares. All Company Shares that are owned directly or indirectly by the Company as treasury stock and any Company Shares owned by Parent, Sub or any other wholly owned subsidiary of Parent shall be canceled, and no consideration shall be delivered in exchange therefor.

                  (c) Conversion of Company Shares. Subject to the provisions of
SECTION 2.4, each issued and outstanding Company Share (other than shares to be canceled in accordance with SECTION 2.1(b) and Dissenting Shares (as defined in SECTION 2.10) that have properly exercised appraisal rights pursuant to Section 262 of the DGCL) will be converted, at the option of the holder thereof, into the right to receive (x) a number of fully paid, non-assessable shares of common stock, $1.00 par value per share, of Parent (the "PARENT COMMON STOCK") equal to the Exchange Ratio (as defined below) (the "STOCK CONSIDERATION") or (y) upon a valid Cash Election as provided in SECTION 2.1(d) below, $48.00 in cash from Parent (the "CASH CONSIDERATION" and, together with the Stock Consideration, the "MERGER CONSIDERATION"), subject to the limitations set forth in SECTIONS 2.1(d), 2.1(e) and 2.1(g). The "EXCHANGE RATIO" shall be equal to 1.924; provided, however, that (A) if the Average Closing Price (as defined below) of Parent Common Stock is less than $21.21, then the Exchange Ratio shall be the quotient of $40.81 and the Average Closing Price, or (B) if the Average Closing Price of Parent Common Stock is greater than $28.69, then the Exchange Ratio shall be the quotient of $55.20 and the Average Closing Price. "AVERAGE CLOSING PRICE" means the average of the closing prices as reported in The Wall Street Journal for each of the 20 consecutive Trading Days in the period ending five Trading Days prior to the date of the Closing. "TRADING DAY" means a day on which the National Association of Securities Dealers, Inc. National Market ("NASDAQ NATIONAL Market") is open for trading.

                  (d) Cash Election. Subject to the immediately following sentence and to SECTIONS 2.1(e) and 2.1(g), each record holder of Company Shares immediately prior to the Effective Time shall be entitled to elect, with respect to each Company Share, to receive cash (a "CASH ELECTION"). Notwithstanding the foregoing, the aggregate number of Company Shares that may be converted into the right to receive Cash Consideration (the "CASH ELECTION NUMBER") shall not exceed an amount equal to the product of 50% multiplied by the aggregate number of shares of Company Shares outstanding at 5:00 p.m. Eastern Time on the second Trading Day prior to the Effective Time; provided that the Cash Election Number shall be adjusted as provided in SECTION 2.1(g). To the extent not covered by a properly given Cash Election, all shares of Company Shares issued and outstanding immediately prior to the Effective Time shall, except as provided in SECTION 2.1(b) and SECTION 2.1(e), be converted solely into shares of Parent Common Stock.

                  (e) Cash Election Adjustments. If the aggregate number of Company Shares covered by Cash Elections (the "CASH ELECTION SHARES") exceeds the Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of (a) the Cash Consideration and (b) a fraction (the "CASH FRACTION"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Parent Common Stock equal to the product of (a) the Exchange Ratio and
(b) a fraction equal to one minus the Cash Fraction. If the Cash Election Shares are less than the Cash Election Number, then the right to receive a share of Parent Common Stock included in the Stock Consideration shall be converted into
(x) the right to receive an amount in cash, without interest, equal to the product of (a) the Cash Consideration and (b) a fraction (the "STOCK FRACTION") the numerator of which is the excess of (1) the number of Company Shares that are not Cash Election Shares (the "STOCK ELECTION SHARES") included in the Stock Consideration over (2) the Cash Election Number, and the denominator of which is the total number of shares of Stock Election Shares, and (y) the number of shares of Parent Common Stock equal to the product of (a) the Exchange Ratio and
(b) a fraction equal to one minus the Stock Fraction.

                  (f) Computation of Conversion Rates. The Exchange Agent (as defined in SECTION 2.2(a)), in consultation with Parent and the Company, will make all computations to give effect to this SECTION 2.1.

                  (g) Reduction in Cash Election Number. If, after having made the calculations under SECTION 2.1(e), the value of the Parent Common Stock (excluding fractional shares to be paid in cash) to be issued in the Merger, valued at the lesser of (i) the Average Closing Price and (ii) the average of the high and low trading prices of the Parent Common Stock on the day before the date of the Closing (or, if determined to be more appropriate by either Jones Day or Fulbright & Jaworski L.L.P., prices of the Parent Common Stock on the date of the Closing) as reported on the Nasdaq National Market, is less than 45% of the total consideration to be paid in exchange for the Company Shares (including, without limitation, the amount of cash to be paid in lieu of fractional shares or for Dissenting Shares and any other payments required to be considered in determining whether the continuity of interest requirements applicable to reorganizations under Section 368 of the Code have been satisfied) (the "TOTAL CONSIDERATION"), then the Cash Election Number shall be reduced and the number of shares of Parent Common Stock to be issued with respect to the Company Shares shall be increased as near pro rata in value as practicable to the extent necessary so that the value of Parent Common Stock (as determined pursuant to this SECTION 2.1(g)) is 45% of the Total Consideration. For purposes of this SECTION 2.1(g), the cash to be paid for any Dissenting Share shall be deemed to have a value equal to the quotient of (x) the Aggregate Non-Dissenting Value and (y) the total number of Non-Dissenting Shares. For purposes of the preceding sentence, "NON-DISSENTING SHARES" shall be the number of Company Shares minus any Dissenting Shares and the "AGGREGATE NON-DISSENTING VALUE" shall be the aggregate value of (1) the cash consideration paid for Non-Dissenting Shares plus (2) the product of the number of shares of Parent Common Stock issued in exchange for Non-Dissenting Shares and the lesser of (i) the Average Closing Price and (ii) the average of the high and low trading prices of the Parent Common Stock on the day before the date of the Closing (or, if determined to be more appropriate by either Jones Day or Fulbright & Jaworski L.L.P., closing prices of the Parent Common Stock on the date of the Closing).

         2.2 SURVIVING COMPANY TO MAKE CERTIFICATES AVAILABLE.

                  (a) Exchange of Certificates. The Company and Parent shall authorize Mellon Investor Services LLC (or such other person or persons as shall be reasonably acceptable to the Company and Parent) to act as Exchange Agent hereunder (the "EXCHANGE AGENT"). As soon as practicable after the Effective Time, Sub shall deposit with the Exchange Agent for the benefit of the holders of certificates, which immediately prior to the Effective Time represented Company Shares (the "CERTIFICATES"), the Cash Consideration, without interest, and certificates representing the shares of Parent Common Stock (such Cash Consideration and shares of Parent Common Stock, together with any dividends or distributions with respect thereto payable as provided in SECTION 2.3, being hereinafter referred to as the "EXCHANGE FUND") issuable pursuant to SECTION 2.1(c) in exchange for outstanding Company Shares.

                  (b) Election and Exchange Procedures.

                           (i) Not fewer than 20 Business Days prior to the date
                  of the Closing, the Exchange Agent will mail a form of election (the "FORM OF ELECTION"), which will include a Form W-9, to holders of record of shares of Company Shares (as of a record date as close as practicable to the date of mailing and mutually agreed to by Parent and the Company). In addition, the Exchange Agent will use its best efforts to make the Form of Election available to the persons who become shareholders of the Company during the period between such record date and the Election Deadline (as defined below). Any election to receive Cash Consideration contemplated by SECTION 2.1(d) will have been properly made only if the Exchange Agent shall have received at its designated office or offices, by 4:00 p.m. New York, New York time, on the Trading Day that is the fourth Trading Day prior to the date of the Closing (the "ELECTION DEADLINE"), a Form of Election properly completed and accompanied by one or more Certificates to which such Form of Election relates, duly endorsed in blank or otherwise acceptable for transfer on the books of the Company (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election may be revoked only by written notice received by the Exchange Agent prior to 4:00 p.m., New York, New York time, on the Election Deadline. In addition, all elections shall automatically be revoked if the Exchange Agent is notified by Parent and the Company that the Merger has been abandoned. If an election is so revoked, the Certificate(s) (or guarantee of delivery, as appropriate) to which such election relates will be promptly returned to the person who submitted the same to the Exchange Agent. Parent shall have the power, which it may delegate in whole or in part to the Exchange Agent, to determine, in its reasonable good faith judgment, whether Forms of Election have been properly completed, signed and submitted or revoked pursuant to this
                  SECTION 2.2, and to disregard immaterial defects in Forms of Election. The decision of Parent in such matters shall be conclusive and binding.

                           (ii) As soon as reasonably practicable after the
                  Effective Time, the Exchange Agent will mail to each holder of record of a Certificate whose Company Shares were converted into the right to receive Merger Consideration (other than with respect to Certificates subject to a valid Form of Election), (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Parent and the Company may specify consistent with this Agreement) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Stock Consideration.

                           (iii) After the Effective Time, with respect to
                  properly made elections in accordance with SECTION 2.2(b), and upon surrender in accordance with SECTION 2.2(b)(ii) of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive therefor pursuant to the provisions of this ARTICLE 2, certain dividends or other distributions, if any, in accordance with SECTION 2.3 and cash in lieu of any fractional share of Parent Common Stock in accordance with
                  SECTION 2.4, and the Certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Company Shares that are not registered in the transfer records of the Company, payment may be issued to a person other than the person in whose name the Certificate so surrendered is registered (the "TRANSFEREE") if such Certificate is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this SECTION 2.2(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this ARTICLE 2, together with certain dividends or other distributions, if any, in accordance with SECTION 2.3 and cash in lieu of any fractional share of Parent Common Stock in accordance with
                  SECTION 2.4. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this ARTICLE 2.

         2.3 DIVIDENDS; TRANSFER TAXES. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock or are payable to the holders of record thereof on or after the Effective Time will be paid to persons entitled by reason of the Merger to receive certificates representing Parent Common Stock until such persons surrender their Certificates, as provided in SECTION 2.2, and no Cash Consideration or cash payment in lieu of fractional shares shall be paid to any such holder pursuant to SECTION 2.4, until such holder of such Certificate shall so surrender such Certificate. Subject to the effect of applicable law, there shall be paid to the record holder of the certificates representing such Parent Common Stock (a) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of such Parent Common Stock and having a record date on or after the Effective Time and a payment date prior to such surrender and (b) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

         2.4 NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this ARTICLE 2, and no Parent dividend or other distribution or stock split or combination shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Parent. In lieu of any such fractional securities, each holder of Company Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Shares then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part of a share of Parent Common Stock multiplied by the Average Closing Price and rounded to the nearest cent. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit or cause the Surviving Company to deposit, such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

         2.5 RETURN OF EXCHANGE FUND.

                  (a) Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company who have not theretofore complied with this
ARTICLE 2 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. None of the Company, Parent or the Surviving Company shall be liable to any holder of Company Shares for the Cash Consideration, shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (b) The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments will be paid to Parent.

         2.6 FURTHER OWNERSHIP RIGHTS IN COMPANY SHARES. All shares of Parent Common Stock issued, and all Cash Consideration paid, upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to SECTIONS 2.3 or 2.4) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the Company Shares, subject, however, to the Surviving Company's obligation to pay any dividends or make any other distribution with a record date prior to the Effective Time which may have been declared or made by the Company on Company Shares in accordance with the terms of this Agreement.

         2.7 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Cash Consideration and the number of shares of Parent Common Stock to which such person is entitled pursuant to
SECTION 2.1 with respect to the Company Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to SECTION 2.4 and unpaid dividends and distributions on shares of Parent Common Stock to which such holders are entitled pursuant to this Agreement.

         2.8 WITHHOLDING RIGHTS. Each of the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares and Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the Company Shares and Company Stock Options in respect of which such deduction and withholding was made by the Surviving Company or Parent, as the case may be.

         2.9 CLOSING OF THE COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Company, they shall be canceled and exchanged as provided in this ARTICLE 2.

         2.10 DISSENTING SHARES. Notwithstanding any provision of this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and held by holders of such Company Shares who exercise appraisal rights with respect thereto in accordance with applicable provisions of the DGCL, including, without limitation, Section 262 thereof (the "DISSENTING SHARES") will not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with those provisions unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights to appraisal and payment under the DGCL, such Dissenting Shares will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Notwithstanding any provision of this Agreement to the contrary, if Parent or the Company abandons or is finally enjoined or prevented from carrying out, or the stockholders rescind their approval of the Merger and adoption of, this Agreement, the right of each holder of Dissenting Shares to receive payment of the appraised value of Company Shares as provided herein shall terminate, effective as of the time of such abandonment, injunction, prevention or rescission.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES


         3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Sub as follows, subject to any exceptions specified in the Company Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement to the extent that such exceptions reference a specific subsection of this SECTION 3.1 (the "COMPANY DISCLOSURE SCHEDULE"):

                  (a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have, or would not reasonably be likely to have, a material adverse effect (as defined in SECTION 9.3(c)) on the Company.

                  (b) Subsidiaries. Each subsidiary of the Company (each, a "COMPANY SUBSIDIARY") is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation or organization and has the requisite corporate, limited liability company or partnership authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have, or would not reasonably be likely to have a material adverse effect on the Company. Except for the Company Subsidiaries and as set forth in SECTION 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity. All the outstanding shares of capital stock of the Company Subsidiaries that are owned by the Company or the Company Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any person (as defined in SECTION 9.3(d)) other than those that have been waived or otherwise cured or satisfied. All such stock and ownership interests are owned of record and beneficially by the Company or by a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, mortgages, pledges, security interests, charges, claims or other encumbrances of any kind or nature ("LIENS").

                  (c) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 Company Shares and 20,000,000 of preferred stock, par value $.01 per share. At the close of business on July 7, 2003, (i) 20,556,714 Company Shares and no shares of preferred stock were issued and outstanding; (ii) 4,950,000 Company Shares were reserved for issuance by the Company pursuant to options or stock awards granted under the following plans:

                                             Plan                                              Shares Reserved
                                             ----                                              ---------------
      Roadway Corporation Management Incentive Stock Plan.........................                  950,000
      Roadway Corporation Equity Ownership Plan...................................                2,000,000
      Roadway Corporation 2001 Employee Stock Purchase Plan.......................                1,700,000
      Roadway Corporation Non-employee Directors' Equity and Deferred
           Compensation Plan......................................................                  100,000
      Roadway Corporation Non-employee Directors' Stock Option Plan...............                  100,000
      Roadway Corporation Non-employee Directors' Equity Ownership Plan...........                  100,000

(collectively, the "COMPANY'S STOCK PLANS"), (iii) 1,286,684 Company Shares were reserved for issuance pursuant to options or stock awards not yet granted under the Company's Stock Plans and (iv) 658,712 Company Shares were held by the Company in its treasury. The Company has no outstanding stock appreciation rights ("SARS"). The Company Shares are listed on the Nasdaq National Market. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or are outstanding. All outstanding shares of capital stock of the Company are, and all Company Shares issuable upon the exercise of stock options or stock awards will be when issued thereunder, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by the Company since the Company Balance Sheet Date (as defined in SECTION 3.1(g)), other than Company Shares issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for options described above, as of the date hereof there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party, or by which it is bound, obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not as of the date of this Agreement and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. True and correct copies of all agreements, instruments and other governing documents relating to the Company's Stock Plans have been made available to Parent.

                  (d) Authority. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Stockholder Approval (as defined in SECTION 3.1(aa)), to consummate the Merger and other transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in SECTION 3.1(l). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (e) Non-Contravention. Except as set forth in SECTION 3.1(e) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of the Company or any of the Company Subsidiaries under, any provision of (i) the Certificate of Incorporation or bylaws of the Company, each as amended through the date hereof (the "COMPANY CHARTER DOCUMENTS") or the comparable organizational documents of any of the Company Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable to the Company or the Company Subsidiaries or their respective properties or assets or (iii) subject to governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of the Company Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations or defaults, rights or Liens that individually or in the aggregate would not have, or would not be reasonably likely to have, a material adverse effect on the Company and would not, or would not be reasonably likely to, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                  (f) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "GOVERNMENTAL ENTITY"), is required by or with respect to the Company or any of its Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and filings under non-United States competition, antitrust and investment laws specifically set forth in SECTION 3.1(f) of the Company Disclosure Schedule, (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a joint proxy statement relating to the Company Stockholder Approval and the Parent Stockholder Approval (such proxy statement as amended or supplemented from time to time, the "JOINT PROXY STATEMENT/PROSPECTUS"), (B) filings under Rule 14a-12 and 14a-6 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and Rule 425 promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and (C) such reports under Section 13(a) of the Exchange Act, as may be filed in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of a Certificate of Merger with the Secretary of State of Delaware with respect to the Merger as provided in the DGCL and the DLLCA and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have, or would not reasonably be likely to have, a material adverse effect on the Company.

                  (g) Company SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2000 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "COMPANY SEC DOCUMENTS"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company's disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable the Company to comply with, and the appropriate officers of the Company to make all certifications required under, the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder (the "SARBANES-OXLEY ACT"). The consolidated financial statements of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). For purposes of this Agreement, "COMPANY BALANCE SHEET" means the balance sheet as of March 29, 2003 set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended March 29, 2003 and "COMPANY BALANCE SHEET DATE" means March 29, 2003.

                  (h) Information Supplied. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC or when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus relating to the Company Stockholder Meeting and the Parent Stockholder Meeting will, at the date the Joint Proxy Statement/Prospectus is mailed to the Company's stockholders and Parent's stockholders and at the time of the Company's stockholders meeting convened for the purpose of obtaining the Company Stockholder Approval (as defined in SECTION 3.1(aa)) (the "COMPANY STOCKHOLDER MEETING") and the time of Parent's stockholders meeting convened for the purpose of obtaining the Parent Stockholder Approval (as defined in SECTION 3.2(u)) (the "PARENT STOCKHOLDER MEETING"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus, as it relates to the Company Stockholder Meeting and the Parent Stockholder Meeting (collectively, the "STOCKHOLDER MEETINGS"), will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company in this SECTION 3.1(h) with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference in the S-4 or the Joint Proxy Statement/Prospectus.

                  (i) Absence of Material Adverse Change. Except for liabilities contemplated by this Agreement or the transactions contemplated hereby, and except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, since the Company Balance Sheet Date there has been no material adverse change in the Company and the Company and the Company Subsidiaries have conducted their business only in the ordinary course consistent with past practice and have not taken any action that, if it had been in effect, would have violated or been inconsistent with the provisions of SECTION 4.1.

                  (j) No Undisclosed Material Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

                           (i) liabilities or obligations (A) disclosed or
                  provided for in the Company Balance Sheet or (B) disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement;

                           (ii) liabilities or obligations which, individually
                  and in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the Company; or

                           (iii) liabilities or obligations under this Agreement
                  or incurred in connection with the transactions contemplated hereby; or

                           (iv) liabilities or obligations incurred in the
                  ordinary course of business consistent with past practice since the Company Balance Sheet Date.

                  (k) No Default. Neither the Company nor any of the Company Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company Charter Documents or the charter documents, bylaws or similar governing agreements of the Company Subsidiaries, (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is now a party or by which the Company or any of the Company Subsidiaries or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries, except in the case of clauses (ii) and (iii) for defaults or violations which, in the aggregate, would not have a material adverse effect on the Company.

                  (l) State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that no state takeover statute or similar statute or regulation, including, without limitation, Section 203 of the DGCL, shall apply to the Merger or any of the other transactions contemplated hereby. The Company has taken such action with respect to any other anti-takeover provisions in the Company Charter Documents to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

                  (m) Litigation. There is no suit, action, proceeding or investigation presently pending or, to the Company's knowledge, threatened against or affecting the Company or any of the Company Subsidiaries that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

                  (n) Employee Benefits.

                           (i) SECTION 3.1(n)(i) of the Company Disclosure
                  Schedule contains a complete and correct list of all Company Benefit Plans. The term "COMPANY BENEFIT PLANS" means all material employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all other material employee benefit agreements or arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, vacation policies, and other similar plans, agreements and arrangements that are maintained or contributed to by the Company or any of the Company Subsidiaries or with respect to which the Company or any of the Company Subsidiaries may have any liability, contingent or otherwise.
                  SECTION 3.1(n)(i) of the Company Disclosure Schedule identifies which of the Company Benefits Plans are subject to Title IV of ERISA. SECTION 3.1(n)(i) of the Company Disclosure Schedule also identifies which of the Company Benefit Plans are multiemployer plans within the meaning of section 3(37) of ERISA ("COMPANY MULTIEMPLOYER Plans"). In subsections (ii) through (x) below, the term "COMPANY BENEFIT PLAN" excludes Company Multiemployer Plans.

                           (ii) With respect to each Company Benefit Plan, the
                  Company has heretofore made available to Parent, as applicable, complete and correct copies of each of the following documents:

                                    (A) the Company Benefit Plan and any
                           amendments thereto (or if the Company Benefit Plan is not a written agreement, a description thereof);

                                    (B) the most recent annual Form 5500 report
                           filed with the Internal Revenue Service ("IRS");

                                    (C) the most recent statement filed with the
                           Department of Labor pursuant to 29 U.S.C. Section 2520.104-23;

                                    (D) the most recent annual Form 990 and 1041
                           reports filed with the IRS;

                                    (E) the most recent actuarial report;

                                    (F) the most recent report prepared in
                           accordance with Statement of Financial Accounting Standards No. 87;

                                    (G) the most recent summary plan description
                           and summaries of material modifications thereto;

                                    (H) the trust agreement, group annuity
                           contract or other funding agreement that provides for the funding of the Company Benefit Plan;

                                    (I) the most recent financial statement;

                                    (J) the most recent determination letter
                           received from the IRS with respect to each Company Benefit Plan that is intended to qualify under section 401 of the Code; and

                                    (K) any agreement directly relating to a
                           Company Benefit Plan pursuant to which the Company is obligated to indemnify any person.

                           (iii) No asset of the Company, any of the Company
                  Subsidiaries, or any entity (whether or not incorporated) that is treated as a single employer together with the Company or any of the Company Subsidiaries under section 414 of the Code ("COMPANY ERISA AFFILIATE") is the subject of any lien arising under section 302(f) of ERISA or section 412(n) of the Code; none of the Company, any of the Company Subsidiaries, or any Company ERISA Affiliate has been required to post any security under section 307 of ERISA or section 401(a)(29) of the Code; and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security.

                           (iv) The Pension Benefit Guaranty Corporation
                  ("PBGC") has not instituted proceedings to terminate any Company Benefit Plan and no condition exists that presents a material risk that such proceedings will be instituted.

                           (v) No pension benefit plan as defined in Section
                  3(2) of ERISA that is maintained or contributed to by the Company, any of the Company Subsidiaries, or any Company ERISA Affiliate had an accumulated funding deficiency as defined in section 302 of ERISA and section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or prior to the Effective Time. All contributions required to be made with respect to any Company Benefit Plan on or prior to the Effective Time have been timely made or are disclosed in the most recent financial statements included in the SEC Documents.

                           (vi) Except as would not have a material adverse
                  effect on the Company, (A) neither the Company nor any other entity has engaged in a transaction that could result in the imposition upon the Company or any Company Subsidiary of a civil penalty under section 409 or 502(i) of ERISA or a tax under section 4971, 4972, 4975, 4976, 4980, 4980B or 6652 of the Code with respect to any Company Benefit Plan, and (B) no fact or event exists that could reasonably be expected to give rise to any such liability.

                           (vii) Except as would not have a material adverse
                  effect on the Company, each Company Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

                           (viii) Each Company Benefit Plan that is intended to
                  qualify under section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Company's knowledge, no condition exists that could be reasonably expected to result in the revocation of any such letter..

                           (ix) No Company Benefit Plan provides medical,
                  surgical, hospitalization, or life insurance benefits (whether or not insured by a third party) for employees or former employees of the Company, any of the Company Subsidiaries, or any Company ERISA Affiliate, for periods extending beyond their retirements or other terminations of service, other than
                  (i) coverage
                  mandated by applicable law, (ii) death benefits under any pension benefit plan as defined in Section 3(2) of ERISA, or
                  (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary); and no commitments have been made to provide such coverage.

                           (x) The consummation of the transactions contemplated
                  by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (i) entitle any current or former employee of the Company, any Company Subsidiary, or any Company ERISA Affiliate, to severance pay, or any other payment under a Company Benefit Plan, (ii) accelerate the time of payment or vesting of benefits under a Company Benefit Plan, or (iii) increase the amount of compensation due any current or former employee of the Company, any of the Company Subsidiaries, or any Company ERISA Affiliate.

                           (xi) There is no litigation, action, proceeding,
                  audit, examination or claim pending, or to the Company's knowledge, threatened or contemplated relating to any Company Benefit Plan (other than routine claims for benefits).

                           (xii) Except as would not have a material adverse
                  effect on the Company, none of the Company, any Company Subsidiary or any Company ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA). No condition exists for which the PBGC is authorized to seek from the Company, any Company Subsidiary or a Company ERISA Affiliate, a late payment charge under section 4007(b) of ERISA. No condition exists that presents a risk that the Company, any subsidiary of the Company or an ERISA Affiliate, will incur any liability under Title IV of ERISA (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) that would have a material adverse effect on the Company.

                           (xiii) Except as would not have a material adverse
                  effect on the Company, none of the Company, any of the Company Subsidiaries, or any Company ERISA Affiliate, has withdrawn from any Company Multiemployer Plan. To the Company's knowledge, no event has occurred or circumstance exists that presents a material risk of the occurrence of any withdrawal from, or the termination, reorganization, or insolvency of, any Company Multiemployer Plan that could result in any liability of the Company, any Company Subsidiary, or any Company ERISA Affiliate, with respect to a Company Multiemployer Plan that would have a material adverse effect on the Company.

                           (xiv) To the Company's knowledge, no Company
                  Multiemployer Plan is the subject of any proceeding brought by the PBGC.

                           (xv) None of the Company, any of the Company
                  Subsidiaries, or any Company ERISA Affiliate, has received notice from any Company

                  Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that such plan intends to terminate or has terminated.

                           (xvi) The most recent financial statements and
                  actuarial reports, if any, for the Company Benefit Plans reflect the financial condition and funding of the Company Benefit Plans as of the dates of such financial statements and actuarial reports, and no material adverse change has occurred with respect to the financial condition or funding of the Company Benefit Plans since the dates of such financial statements and actuarial reports.

                           (xvii) Except as would not have a material adverse
                  effect on the Company, (i) none of the Company, any Company Subsidiary or any Company ERISA Affiliate has any potential liability, contingent or otherwise, under the Coal Industry Retiree Health Benefits Act of 1992 and (ii) none of the Company, any Company Subsidiaries, or any entity that was ever a Company ERISA Affiliate was, on July 20, 1992, required to be treated as a single employer under section 414 of the Code together with an entity that was ever a party to any collective bargaining agreement or any other agreement with the United Mine Workers of America.

                           (xviii) None of the Company, any Company Subsidiary
                  or any Company ERISA Affiliate has made any premium payments with respect to any split-dollar insurance arrangements since July 30, 2002 for any director or executive officer. None of the Company, any Company Subsidiary or any Company ERISA Affiliate has any obligation or liability under any plan, contract, policy or any other arrangement that limits its ability to terminate any split-dollar insurance arrangements, other than a requirement to provide 30 days' notice of termination.

                           (xix) Except as would not have a material adverse
                  effect on the Company, no Company Benefit Plan that satisfies the requirements of section 401(a) of the Code has incurred a partial termination within the meaning of section 411(d)(3) of the Code during the six-year period ending on the date of this Agreement.

                  (o) Taxes. Each of the Company, the Company Subsidiaries and any affiliated, combined or unitary group of which the Company or any of the Company Subsidiaries is or was a member (each a "COMPANY TAX PARTY") has timely filed (taking into account any extensions) all Tax Returns required to be filed by it as of the date hereof and has timely paid or deposited all Taxes and estimated Taxes which are required to be paid or deposited as of the date hereof. Each of the Tax Returns filed by each Company Tax Party is accurate and complete in all material respects and has been completed in all material respects in accordance with applicable laws, regulations and rules. The Company Balance Sheet reflects an adequate reserve for all Taxes for which the Company and the Company Subsidiaries may be liable for all taxable periods and portions thereof through the date thereof. None of the Company Tax Parties has waived any statute of limitations in respect of Taxes of the Company

         Subsidiaries. No material deficiencies for any Taxes have been proposed, asserted or assessed against any of the Company Tax Parties, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries (except for liens for property or ad valorem Taxes not yet delinquent and other Taxes not yet due and payable). There are no current examinations of any Tax Return of any Company Tax Party being conducted by any governmental authority and there are no settlements of any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. Neither the Company nor any of the Company Subsidiaries is a party to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement or arrangement. The Company and the Company Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have in all respects timely withheld from employee wages and paid over such Taxes to the appropriate governmental entity. The Company has not been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years. Neither the Company nor any of the Company Subsidiaries has participated in any transactions that have been identified by the Internal Revenue Service in published guidance as tax avoidance transactions. As used herein, "TAX" or "TAXES" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as federal, state, local or foreign income, gross receipts, property, sales, use, ad valorem, franchise, profits, license, withholding, payroll, alternative or added minimum, employment, estimated, excise, transfer, severance, stamp, occupation, premium, value added, or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity. As used herein, "TAX RETURN" shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

                  (p) No Excess Parachute Payments. Except as set forth in
         SECTION 3.1(p) of the Company Disclosure Schedule, no amount that could be paid (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement to any person who is properly characterized as a "disqualified individual" (as such term is defined by the IRS in proposed Treasury Regulation section 1.280G-1) under any employment, severance, retention or termination agreement, other compensation arrangement or other Company Benefit Plan currently in effect could be characterized as an "excess parachute payment" (as such term is defined in section 280G(b)(1) of the Code).

                  (q) Environmental Matters. Except to the extent that the inaccuracy of any of the following would not have a material adverse effect on the Company and to the extent that any of the following are not reflected as reserves or otherwise in the financial statements of the Company:

                           (i) each of the Company and the Company Subsidiaries
                  holds, and is in compliance with all Environmental Permits required under applicable Environmental Laws for the operation or use of its assets and properties or the conduct of its business, and is otherwise in compliance with all applicable Environmental Laws;

                           (ii) there are no existing requirements under
                  Environmental Laws that will require the Company or any of the Company Subsidiaries to make capital improvements to its assets or properties to remain in compliance with Environmental Laws or to achieve compliance with Environmental Laws that are to come into effect within the next year;

                           (iii) neither the Company nor any of the Company
                  Subsidiaries is aware of or has received any notice of any pending or threatened Environmental Liabilities;

                           (iv) neither the Company nor any of the Company
                  Subsidiaries has entered into or agreed to, or is subject to any outstanding judgment, decree, order or consent agreement with any Governmental Entity under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials;

                           (v) there are no agreements with any person pursuant
                  to which the Company or any of the Company Subsidiaries would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such person, or alleged violation by or other liability or expense of such person, arising out of any Environmental Law;

                           (vi) no portion of any of the assets owned or
                  operated by the Company or any of the Company Subsidiaries is listed on the National Priorities List;

                           (vii) no person has disposed of or released any
                  Hazardous Materials that will result in Environmental Liability incurred by the Company on, at, or under any properties owned or operated by the Company, except in compliance with Environmental Laws; and

                           (viii) there is no claim, suit, action or proceeding
                  pending, or to the knowledge of the Company, threatened by or before any court or any other Governmental Entity directed against the Company or any of the Company Subsidiaries, nor has the Company nor any Company Subsidiaries received notices, that pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by the Company or any of the Company Subsidiaries of any Environmental Law, (iii) personal injury or property damage claims relating to a release of Hazardous Materials, or (iv) response, removal, or remedial costs under CERCLA, RCRA or any similar state laws in each case to the extent pertaining to the operation of the assets or business of the Company or any Company Subsidiaries.

                  For purposes of this Agreement, the terms below shall have the following meanings:

         "ENVIRONMENTAL CONDITION" means any environmental pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Hazardous Materials.

         "ENVIRONMENTAL LAWS" means all laws, rules, regulations, statutes, ordinances, decrees or orders of any Governmental Entity in effect as of the Closing relating to (a) the control of any pollutant or potential pollutant or protection of the air, water, or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, including all Hazardous Materials, and (c) exposure to hazardous, toxic or other substances alleged to be harmful and includes without limitation, (1) the terms and conditions of any Environmental Permits and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Entity. "ENVIRONMENTAL LAWS" shall include, but not be limited to, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C.
Section 11001, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq. and the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"). The term "ENVIRONMENTAL LAWS" shall also include all state, local and municipal laws, rules, regulations, statutes, ordinances and orders dealing with the same subject matter or promulgated by any Governmental Entity thereunder or to carry out the purposes of any federal, state, local and municipal law.

         "ENVIRONMENTAL LIABILITIES" means any and all losses, costs (including remedial, removal, response, abatement, clean-up, investigative, or monitoring costs and any other related costs and expenses), expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys' fees and other legal fees (a) pursuant to any agreement, order, notice, injunction, judgment, or similar documents (including settlements), arising out of or in connection with any Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by the Governmental Entity or Person pursuant to common law or statute and relating to an Environmental Condition.

         "ENVIRONMENTAL PERMIT" means any permit, license, approval, registration, identification number or other authorization under or pursuant to any applicable law, regulation or other requirement of the United States or of any state, municipality or other subdivision thereof relating to the control of any pollutant or protection of health or the environment, including, without limitation, all applicable Environmental Laws.

         "HAZARDOUS MATERIALS" means (a) toxic or hazardous materials or substances; (b) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, flammable or explosive materials; (c) radioactive materials; (d) petroleum wastes and any spills or releases of any crude oil, petroleum wastes or petroleum products; and (e) any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

                  (r) Compliance with Laws; Permits. The Company and the Company Subsidiaries hold all required, necessary or applicable federal, state, provincial, local or foreign permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental

Entities, except where the failure to so hold would not have a material adverse effect on the Company (the "COMPANY PERMITS"). The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits except where the failure to so comply would not have a material adverse effect on the Company. Neither the Company nor any of the Company Subsidiaries has received notice of any revocation or modification of any of the Company Permits, the revocation or modification of which would have a material adverse effect on the Company. Neither the Company nor any of the Company Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Governmental Entity, or any arbitration award or any judgment, decree, injunction or order of any Governmental Entity, applicable to the Company or any of the Company Subsidiaries or their respective business, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or threatened, other than those the outcome of which would not have a material adverse effect on the Company.

                  (s) Material Contracts and Agreements. Each oral or written material contract required to be filed pursuant to Item 601(a) of SEC Regulation S-K as of the date hereof has been filed with or incorporated by reference in the Company SEC Documents filed with the SEC prior to the date of this Agreement. SECTION 3.1(s) of the Company Disclosure Schedule lists each oral or written material contract, agreement and arrangement between the Company or any of the Company Subsidiaries and any officer or director or consultant of the Company or any of the Company Subsidiaries.

                  (t) Title to Properties.

                           (i) The Company and the Company Subsidiaries have
                  good and defensible title to, or valid leasehold interests in, all of their material assets and properties purported to be owned or leased by the Company and the Company Subsidiaries in the Company SEC Documents, except for such assets and properties as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for (A) defects in title set forth on SECTION 3.1(t) of the Company Disclosure Schedule and
                  (B) such imperfections of title, easements, rights of way and similar liens, leases, subleases or licenses, or other matters and failures of title as would not, individually or in the aggregate, have a material adverse effect on the Company or materially interfere with the Company's and the Company Subsidiaries' use of such assets or properties. All such assets and properties, other than assets and properties in which the Company and the Company Subsidiaries have leasehold interests, are free and clear of all Liens, other than (w) those set forth in the Company SEC Documents, (x) Liens set forth in SECTION 3.1(t) of the Company Disclosure Schedule,
                  (y) Liens for current Taxes not yet due and payable, and (z) Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted.

                           (ii) Except as would not have a material adverse
                  effect on the Company, the Company and the Company Subsidiaries (i) have complied in all material respects with the terms of all leases of their material assets and properties to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) enjoy peaceful and undisturbed possession under all such leases.

                  (u) Intellectual Property.

                           (i) For purposes hereof, "INTELLECTUAL PROPERTY"
                  means all intellectual property and all legal rights thereto, including, inventions (whether patentable or not), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship, algorithms, apparatus, designs, databases, customer information, marketing information, sales information, human resources information, data collections, diagrams, formulae and other forms of technology and business information (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing) and all legal rights, including license rights, thereto.

                           (ii) The Company or the Company Subsidiaries own or
                  possess, and the Surviving Company will, as of the Effective Time, have legally enforceable license rights or other valid rights to use all of the Intellectual Property currently used for the operation and conduct of the business of the Company and the Company Subsidiaries, except where failure to have such rights of use has not had a material adverse effect on the Company.

                           (iii) The Intellectual Property of the Company and
                  the Company Subsidiaries is valid, subsisting and enforceable in all material respects, the Company has not received any written claims challenging such validity, subsistence or enforceability, and, to the knowledge of the Company, no basis exists for asserting such invalidity, lapse, expiration or unenforceability of such Intellectual Property.

                           (iv) The Company has not been advised in writing that
                  the conduct of the business of the Company and the Company Subsidiaries conflicts with any Intellectual Property of any third party.

                           (v) The Company has not been advised in writing that
                  any third party has infringed, misappropriated or otherwise violated, or that any third party is currently infringing, misappropriating or otherwise violating, any of the Company's or the Company Subsidiaries' Intellectual Property.

                           (vi) The consummation of the transactions
                  contemplated hereby will not conflict with, alter or impair any of the Company's or the Company

                  Subsidiaries' Intellectual Property other than such conflicts that would not have a material adverse effect on the Company.

                  (v) Labor Matters.

                           (i) (x) The Company is not a party to any collective
                  bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees. The Company Subsidiaries are in compliance with each of the collective bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees to which any of the Company Subsidiaries is a party except where the failure to comply has not had a material adverse effect on the Company and the Company has made available to Parent a listing of all employees covered by each of such agreements and their classifications thereunder (including the location for classifications that are not Company-wide);

                           (ii) there is no material unfair labor practice
                  charge or complaint pending or, to the knowledge of the Company, threatened, with regard to employees of the Company or any of the Company Subsidiaries;

                           (iii) there is no labor strike, material slowdown,
                  material work stoppage or other material labor controversy in effect or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries;

                           (iv) no union certification or decertification
                  petition has been filed (with service of process having been made on the Company or any of the Company Subsidiaries), or, to the knowledge of the Company, threatened (or pending without service of process having been made on the Company or any of the Company Subsidiaries), that relates to employees of the Company or any of the Company Subsidiaries and, to the Company's knowledge, no union authorization campaign has been conducted, within the past twenty-four months;

                           (v) no grievance proceeding or arbitration proceeding
                  arising out of or under any collective bargaining agreement is pending (with service of process having been made on the Company or any of the Company Subsidiaries), or, to the knowledge of the Company, threatened (or pending without service of process having been made on the Company or any of its Affiliates), against the Company or any of the Company Subsidiaries related to any of their employees other than proceedings that would not have a material adverse effect on the Company;

                           (vi) neither the Company nor any of the Company
                  Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of the Company or any of the Company Subsidiaries other than consent decrees that would not have a material adverse effect on the Company; and

                           (vii) the Company and each of the Company
                  Subsidiaries is in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, except where the failure to be in compliance with each such agreement, contract and policy would not, either singly or in the aggregate, have a material adverse effect on the Company.

                  (w) Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion of Credit Suisse First Boston LLC, the Company's financial advisor (the "COMPANY FINANCIAL ADVISOR"), dated the date of this Agreement, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view to the holders of Company Shares.

                  (x) Insurance. The Company has made available to Parent an insurance schedule of the Company's and the Company Subsidiaries' directors' and officers' liability insurance and primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation, in effect as of the date hereof. The Company and the Company Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance).

                  (y) Brokers. No broker, investment banker or other person, other than the Company Financial Advisor, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company. The Company previously has delivered to Parent a true, correct and complete copy of any engagement or fee agreement between the Company and the Company Financial Advisor.

                  (z) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) approved this Agreement, (ii) determined that the transactions contemplated hereby are advisable and in the best interests of the holders of Company Shares and (iii) recommended that the Company's stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

                  (aa) Required Vote of Company Stockholders; Vote of Directors and Officers. The affirmative vote at the Company Stockholders Meeting (the "COMPANY STOCKHOLDER APPROVAL") of a majority of the outstanding Company Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. Each director and officer of the Company who has a right to vote any Company Shares has represented to the Company his or her present intention to vote such Company Shares in favor of the Merger, this Agreement and the transactions contemplated hereby.

         3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to the Company as follows, subject to any exceptions specified in the Parent Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement to the extent that such exceptions reference a specific subsection of this SECTION 3.2 (the "PARENT DISCLOSURE SCHEDULE"):

                  (a) Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under laws of its jurisdiction of incorporation. Sub is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of organization. Parent and Sub have the requisite corporate or limited liability company power and authority to own, lease and operate their properties and carry on their business as now being conducted. Parent and Sub are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have or would not reasonably be likely to have a material adverse effect on Parent.

                  (b) Subsidiaries. Each subsidiary of Parent (each, a "PARENT SUBSIDIARY") is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its state or other jurisdiction of incorporation or organization and has the requisite corporate, limited liability company or partnership authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Parent Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have, or would not reasonably be likely to have a material adverse effect on Parent. Except for the Parent Subsidiaries, Parent does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity. All the outstanding shares of capital stock of the Parent Subsidiaries that are owned by Parent or its Parent Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those that have been waived or otherwise cured or satisfied. All such stock and ownership interests are owned of record and beneficially by Parent or by a direct or indirect wholly owned subsidiary of Parent, free and clear of all Liens.

                  (c) Capital Structure.

                           (i) As of the date hereof, the authorized capital
                  stock of Parent consists of 120,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (the "PARENT PREFERRED STOCK"). At the close of business on July 3, 2003, (A) 29,550,371 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued or outstanding; (B) 780,663 shares of Parent Common Stock were reserved for issuance by Parent pursuant to options or stock awards granted under Parent's stock plans, (C) 2,007,864 shares of Parent Common Stock were reserved for issuance pursuant to options or stock awards not yet granted under Parent's stock plans, (D) no shares of Parent Common Stock were reserved for issuance pursuant to outstanding warrants, and (E) 2,359,148 shares of Parent Common Stock were held by Parent in its treasury. Parent has no outstanding SARs. The Parent Common Stock is listed on the Nasdaq National Market. Except as set forth above, no shares of capital stock or other equity or voting securities of Parent are reserved for issuance or are outstanding. All outstanding shares of capital stock of Parent are, and all such shares of the Parent Common Stock issuable upon the exercise of stock options or stock awards will be when issued thereunder, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by Parent since the Parent Balance Sheet Date (as defined in SECTION 3.2(g)), other than Parent Common Stock issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for options described above described above, as of the date hereof there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which Parent or any of the Parent Subsidiaries is a party, or by which any of them is bound, obligating Parent or any of the Parent Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, Parent or of any of the Parent Subsidiaries or obligating Parent or any of the Parent Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not as of the date of this Agreement and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of Parent.

                           (ii) The shares of Parent Common Stock issued as part
                  of the Merger Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock, and not subject to any preemptive rights created by statute, the Parent Charter Documents, or any agreement to which Parent is a party or is bound, and will, when issued, be registered under the Securities Act and the Exchange Act and registered or qualified (or exempt from registration and qualification requirements) under all applicable state "Blue Sky" securities laws.

                           (iii) As of the date hereof, all of the issued and
                  outstanding membership interests of Sub are owned by Parent. Sub was formed solely for the purpose of participating in the Merger, has no assets and has conducted no activities to date, other than in connection with the Merger.

                  (d) Authority. Parent and Sub have the requisite corporate and other power and authority to enter into this Agreement and, subject to Parent Stockholder Approval, to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Sub, subject to Parent Stockholder Approval. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (e) Non-Contravention. The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Parent or any of the Parent Subsidiaries under, any provision of (i) the Restated Certificate of Incorporation or bylaws of Parent, each as amended through the date hereof (the "PARENT CHARTER DOCUMENTS") or the comparable organizational documents of Sub or the Parent Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or any of their subsidiaries or their respective properties or assets or (iii) subject to governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Parent or any of the Parent Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations or defaults, rights or Liens that individually or in the aggregate would not have, or would not be reasonably likely to have, a material adverse effect on Parent or Sub and would not, or would not be reasonably likely to, materially impair the ability of Parent and Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                  (f) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent, Sub or any of the Parent Subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by Parent under the HSR Act and filings under non-United States competition, antitrust and investment laws specifically set forth in SECTION 3.2(f) of the Parent Disclosure Schedule, (ii) the filing with the SEC of (A) the Joint Proxy Statement/Prospectus relating to, among other things, obtaining the Company Stockholder Approval and the Parent Stockholder Approval, (B) filings under Rule 14a-12 and 14a-6 promulgated under the Exchange Act and Rule 425 promulgated under the Securities Act and (C) such reports under Section 13(a) of the Exchange Act, as may be filed in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of a Certificate of Merger with the Secretary of State of Delaware with respect to the Merger as provided in the DGCL and the DLLCA and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have, or would not reasonably be likely to have, a material adverse effect on Parent and the Parent Subsidiaries, taken as a whole.

                  (g) Parent SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2000 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "PARENT SEC DOCUMENTS"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent's disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Parent to comply with, and the appropriate officers of Parent to make all certifications required under, the Sarbanes-Oxley Act. The consolidated financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). For purposes of this Agreement, "PARENT BALANCE SHEET" means the balance sheet as of March 31, 2003 set forth in Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and "PARENT BALANCE SHEET DATE" means March 31, 2003.

                  (h) Information Supplied. None of the information supplied or to be supplied by Parent or Sub in writing for inclusion or incorporation by reference in the S-4 will, at the time the S-4 is filed with the SEC or when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by Parent or Sub in writing for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus relating to the Stockholder Meetings will, at the date the Joint Proxy Statement/Prospectus is mailed to the Company's stockholders and Parent's stockholders and at the time of each of the Stockholder Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus, as it relates to each of the Stockholder Meetings, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Sub in this SECTION 3.2(h) with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the S-4 or the Joint Proxy Statement/Prospectus.

                  (i) Absence of Material Adverse Change. Except for liabilities contemplated by this Agreement or the transactions contemplated hereby, and except as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof, since the Parent Balance Sheet Date there has been no material adverse change in Parent and Parent and the Parent Subsidiaries have conducted their business only in the ordinary course consistent with past practice and have not taken any action that, if it had been in effect, would have violated or been inconsistent with the provisions of SECTION 4.2.

                  (j) No Undisclosed Material Liabilities. Neither Parent nor any of the Parent Subsidiaries has any liabilities or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

                           (i) liabilities or obligations (A) disclosed or
                  provided for in the Parent Balance Sheet or (B) disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement;

                           (ii) liabilities or obligations which, individually
                  and in the aggregate, have not had and are not reasonably likely to have a material adverse effect on Parent; or

                           (iii) liabilities or obligations incurred under this
                  Agreement or incurred in connection with the transactions contemplated hereby; or

                           (iv) liabilities and obligations in the ordinary
                  course of business consistent with past practice since the Parent Balance Sheet Date.

                  (k) No Default. Neither Parent nor any of the Parent Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Parent Charter Documents or the charter documents, bylaws or similar governing agreements of Sub or the Parent Subsidiaries, (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is now a party or by which Parent or any of the Parent Subsidiaries or any of their properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of the Parent Subsidiaries, except in the case of clauses (ii) and (iii) for defaults or violations which, in the aggregate, would not have a material adverse effect on Parent.

                  (l) Compliance with Laws; Permits. Parent and the Parent Subsidiaries hold all required, necessary or applicable federal, state, provincial, local or foreign permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a material adverse effect on Parent (the "PARENT PERMITS"). Parent and the Parent Subsidiaries are in compliance with the terms of the Parent Permits except where the failure to so comply would not have a material adverse effect on Parent. Neither Parent nor any of the Parent Subsidiaries has received notice of any revocation or modification of any of the Parent Permits, the revocation or modification of which would have a material adverse effect on Parent. Neither Parent nor any of the Parent Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Governmental Entity, or any arbitration award or any judgment, decree, injunction or order of any Governmental Entity, applicable to Parent or any of the Parent Subsidiaries or their respective business, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent. To the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of the Parent Subsidiaries is pending or threatened, other than those the outcome of which would not have a material adverse effect on Parent.

                  (m) Material Contracts and Agreements. Each oral or written contract required to be filed pursuant to Item 601(a) of SEC Regulation S-K as of the date hereof has been filed with or incorporated by reference in the Parent SEC Documents filed with the SEC prior to the date of this Agreement.
SECTION 3.2(m) of the Parent Disclosure Schedule lists each oral or written material contract, agreement and arrangement between Parent or any of the Parent Subsidiaries and any officer or director or consultant of Parent or any of the Parent Subsidiaries.

                  (n) Opinion of Financial Advisor. The Board of Directors of Parent has received an opinion of Deutsche Bank Securities Inc., Parent's financial advisor (the "PARENT FINANCIAL ADVISOR"), dated the date of this Agreement, to the effect that, as of the date of such opinion, the Merger Consideration is fair to Parent from a financial point of view.

                  (o) Brokers. No broker, investment banker or other person, other than the Parent Financial Advisor, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent.

                  (p) Litigation. There is no suit, action, proceeding or investigation presently pending or, to Parent's knowledge, threatened against or affecting Parent or any of the Parent Subsidiaries that could reasonably be expected to have a material adverse effect on Parent or prevent or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

                  (q) Tax Matters. Each of Parent, the Parent Subsidiaries and any affiliated, combined or unitary group of which Parent or any of the Parent Subsidiaries is or was a member (each a "PARENT TAX PARTY") has timely filed (taking into account any extensions) all Tax Returns required to be filed by it as of the date hereof and has timely paid or deposited all Taxes and estimated Taxes which are required to be paid or deposited as of the date hereof. Each of the Tax Returns filed by each Parent Tax Party is accurate and complete in all material respects and has been completed in all material respects in accordance with applicable laws, regulations and rules. The Parent Balance Sheet reflects an adequate reserve for all Taxes for which Parent and the Parent Subsidiaries may be liable for all taxable periods and portions thereof through the date thereof. None of the Parent Tax Parties has waived any statute of limitations in respect of Taxes of Parent or the Parent Subsidiaries. No material deficiencies for any Taxes have been proposed, asserted or assessed against any of the Parent Tax Parties, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no Tax Liens upon any assets of Parent or any of the Parent Subsidiaries (except for liens for property or ad valorem Taxes not yet delinquent and other Taxes not yet due and payable). There are no current examinations of any Tax Return of any Parent Tax Party being conducted by any governmental authority and there are no settlements of any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. Neither Parent nor any of the Parent Subsidiaries is a party to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement or arrangement. Parent and the Parent Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have in all respects timely withheld from employee wages and paid over such Taxes to the appropriate governmental entity. Parent has not been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years. There was not, and will not be, any gain recognized by Parent on the 100% distribution of all of the shares of SCS Transportation, Inc. to Parent's stockholders on September 30, 2002. Neither Parent nor any of the Parent Subsidiaries has participated in any transactions that have been identified by the Internal Revenue Service in published guidance as tax avoidance transactions.

                  (r) Environmental Matters. Except to the extent that the inaccuracy of any of the following would not have a material adverse effect on Parent and to the extent that any of the following are not reflected as reserves or otherwise in the financial statements of Parent:

                           (i) each of Parent and the Parent Subsidiaries holds,
                  and is in compliance with all Environmental Permits required under applicable Environmental Laws for the operation or use of its assets and properties or the conduct of its business, and is otherwise in compliance with all applicable Environmental Laws;

                           (ii) there are no existing requirements under
                  Environmental Laws that will require Parent or any of the Parent Subsidiaries to make capital improvements to its assets or properties to remain in compliance with Environmental Laws or to achieve compliance with Environmental Laws that are to come into effect within the next year;

                           (iii) neither Parent nor any of the Parent
                  Subsidiaries is aware of or has received any notice of any pending or threatened Environmental Liabilities;

                           (iv) neither Parent nor any of the Parent
                  Subsidiaries has entered into or agreed to, or is subject to any outstanding judgment, decree, order or consent agreement with any Governmental Entity under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials;

                           (v) there are no agreements with any person pursuant
                  to which Parent or any of the Parent Subsidiaries would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such person, or alleged violation by or other liability or expense of such person, arising out of any Environmental Law;

                           (vi) no portion of any of the assets owned or
                  operated by Parent or any of the Parent Subsidiaries is listed on the National Priorities List;

                           (vii) no person has disposed of or released any
                  Hazardous Materials that will result in Environmental Liabilities incurred by Parent on, at, or under any properties owned or operated by Parent, except in compliance with Environmental Laws; and

                           (viii) there is no claim, suit, action or proceeding
                  pending, or to the knowledge of Parent, threatened by or before any court or any other Governmental Entity directed against Parent or any of the Parent Subsidiaries, nor has Parent nor any of the Parent Subsidiaries received notices, that pertain or relate to (i) any remedial obligations under any applicable Environmental Law, (ii) violations by Parent or any of the Parent Subsidiaries of any Environmental Law, (iii) personal injury or property damage claims relating to a release of Hazardous Materials, or (iv) response, removal, or remedial costs under CERCLA, RCRA or any similar state laws in each case to the extent pertaining to the operation of the assets or business of Parent or any Parent Subsidiaries.

                  (s) Labor Matters.

                           (i) Parent is not a party to any collective
                  bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees. The Parent Subsidiaries are in compliance with each of the collective bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees to which Parent or any of the Parent Subsidiaries is a party except where the failure to comply has not had a material adverse effect on Parent and Parent has made available to Company a listing of all employees covered by each of such agreements and their classifications thereunder (including the location for classifications that are not Parent-wide);

                           (ii) there is no material unfair labor practice
                  charge or complaint pending nor, to the knowledge of Parent, threatened, with regard to employees of Parent or any of the Parent Subsidiaries;

                           (iii) there is no labor strike, material slowdown,
                  material work stoppage or other material labor controversy in effect, or, to the knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries;

                           (iv) no union certification or decertification
                  petition has been filed (with service of process having been made on Parent or any of the Parent Subsidiaries), or, to the knowledge of Parent, threatened (or pending without service of process having been made on Parent or any of the Parent Subsidiaries), that relates to employees of Parent or any of the Parent Subsidiaries and, to Parent's knowledge, no union authorization campaign has been conducted, within the past twenty-four months;

                           (v) no grievance proceeding or arbitration proceeding
                  arising out of or under any collective bargaining agreement is pending (with service of process having been made on Parent or any of the Parent Subsidiaries), or, to the knowledge of Parent, threatened (or pending without service of process having been made on Parent or any of its Affiliates), against Parent or any of the Parent

                  Subsidiaries related to any of their employees other than proceedings that would not have a material adverse effect on Parent;

                           (vi) neither Parent nor any of the Parent
                  Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of Parent or any of the Parent Subsidiaries other than consent decrees that would not have a material adverse effect on Parent; and

                           (vii) Parent and each of the Parent Subsidiaries is
                  in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, except where the failure to be in compliance with each such agreement, contract and policy would not, either singly or in the aggregate, have a material adverse effect on Parent.

                  (t) Employee Benefits.

                           (i) SECTION 3.2(t)(i) of the Parent Disclosure
                  Schedule contains a complete and correct list of all Parent Benefit Plans. The term "PARENT BENEFIT PLANS" means all material employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA and all other material employee benefit agreements or arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, vacation policies, and other similar plans, agreements and arrangements that are maintained or contributed to by Parent or any of the Parent Subsidiaries or with respect to which Parent or any of the Parent Subsidiaries may have any liability, contingent or otherwise. SECTION 3.2(t)(i) of the Parent Disclosure Schedule identifies which of the Parent Benefits Plans are subject to Title IV of ERISA.
                  SECTION 3.2(t)(i) of the Parent Disclosure Schedule also identifies which of the Parent Benefit Plans are multiemployer plans within the meaning of section 3(37) of ERISA ("PARENT MULTIEMPLOYER PLANS"). In subsections (ii) through (x) below, the term "PARENT BENEFIT PLAN" excludes Parent Multiemployer Plans.

                           (ii) With respect to each Parent Benefit Plan, Parent
                  has heretofore made available to Parent, as applicable, complete and correct copies of each of the following documents:

                                    (A) the Parent Benefit Plan and any
                           amendments thereto (or if the Parent Benefit Plan is not a written agreement, a description thereof);

                                    (B) the most recent annual Form 5500 report
                           filed with the IRS;

                                    (C) the most recent statement filed with the
                           Department of Labor pursuant to 29 U.S.C. Section 2520.104-23;

                                    (D) the most recent annual Form 990 and 1041
                           reports filed with the IRS;

                                    (E) the most recent actuarial report;

                                    (F) the most recent report prepared in
                           accordance with Statement of Financial Accounting Standards No. 87;

                                    (G) the most recent summary plan description
                           and summaries of material modifications thereto;

                                    (H) the trust agreement, group annuity
                           contract or other funding agreement that provides for the funding of the Parent Benefit Plan;

                                    (I) the most recent financial statement;

                                    (J) the most recent determination letter
                           received from the IRS with respect to each Parent Benefit Plan that is intended to qualify under section 401 of the Code; and

                                    (K) any agreement directly relating to a
                           Parent Benefit Plan pursuant to which Parent is obligated to indemnify any person.

                           (iii) No asset of Parent, any of the Parent
                  Subsidiaries, or any entity (whether or not incorporated) that is treated as a single employer together with Parent or any of the Parent Subsidiaries under section 414 of the Code ("PARENT ERISA AFFILIATE") is the subject of any lien arising under section 302(f) of ERISA or section 412(n) of the Code; none of Parent, any of the Parent Subsidiaries, or any Parent ERISA Affiliate has been required to post any security under section 307 of ERISA or section 401(a)(29) of the Code; and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security.

                           (iv) The PBGC has not instituted proceedings to
                  terminate any Parent Benefit Plan and no condition exists that presents a material risk that such proceedings will be instituted.

                           (v) No pension benefit plan as defined in Section
                  3(2) of ERISA that is maintained or contributed to by Parent, any of the Parent Subsidiaries, or any Parent ERISA Affiliate had an accumulated funding deficiency as defined in section 302 of ERISA and section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or prior to the Effective Time. All contributions required to be made with respect to any Parent Benefit Plan on or prior to the Effective Time have been timely made or are disclosed in the most recent financial statements included in the SEC Documents.

                           (vi) Except as would not have a material adverse
                  effect on Parent, (A) neither Parent nor any other entity has engaged in a transaction that could result in the imposition upon Parent or any Parent Subsidiary of a civil penalty under section 409 or 502(i) of ERISA or a tax under section 4971, 4972, 4975, 4976, 4980, 4980B or 6652 of the Code with respect to any Parent Benefit Plan, and (B) no fact or event exists that could reasonably be expected to give rise to any such liability.

                           (vii) Except as would not have a material adverse
                  effect on Parent, each Parent Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

                           (viii) Each Parent Benefit Plan that is intended to
                  qualify under section 401(a) of the Code has received a favorable determination letter from the IRS and, to Parent's knowledge, no condition exists that could be reasonably expected to result in the revocation of any such letter..

                           (ix) No Parent Benefit Plan provides medical,
                  surgical, hospitalization, or life insurance benefits (whether or not insured by a third party) for employees or former employees of Parent, any of the Parent Subsidiaries, or any Parent ERISA Affiliate, for periods extending beyond their retirements or other terminations of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any pension benefit plan as defined in Section 3(2) of ERISA, or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary); and no commitments have been made to provide such coverage.

                           (x) The consummation of the transactions contemplated
                  by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (i) entitle any current or former employee of Parent, any Parent Subsidiary, or any Parent ERISA Affiliate, to severance pay, or any other payment under a Parent Benefit Plan, (ii) accelerate the time of payment or vesting of benefits under a Parent Benefit Plan, or (iii) increase the amount of compensation due any current or former employee of Parent, any of the Parent Subsidiaries, or any Parent ERISA Affiliate.

                           (xi) There is no litigation, action, proceeding,
                  audit, examination or claim pending, or to Parent's knowledge, threatened or contemplated relating to any Parent Benefit Plan (other than routine claims for benefits).

                           (xii) Except as would not have a material adverse
                  effect on Parent, none of Parent, any Parent Subsidiary or any Parent ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA). No condition exists for which the PBGC is authorized to seek from Parent, any Parent Subsidiary or a Parent ERISA Affiliate, a late payment charge under section 4007(b) of ERISA. No condition exists that presents a risk that Parent, any subsidiary of Parent or an ERISA Affiliate, will incur any liability under Title IV of ERISA (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) that would have a material adverse effect on Parent.

                           (xiii) Except as would not have a material adverse
                  effect on Parent, none of Parent, any of the Parent Subsidiaries, or any Parent ERISA Affiliate, has withdrawn from any Parent Multiemployer Plan. To Parent's knowledge, no event has occurred or circumstance exists that presents a material risk of the occurrence of any withdrawal from, or the termination, reorganization, or insolvency of, any Parent Multiemployer Plan that could result in any liability of Parent, any Parent Subsidiary, or any Parent ERISA Affiliate, with respect to a Parent Multiemployer Plan that would have a material adverse effect on Parent.

                           (xiv) To Parent's knowledge, no Parent Multiemployer
                  Plan is the subject of any proceeding brought by the PBGC.

                           (xv) None of Parent, any of the Parent Subsidiaries,
                  or any Parent ERISA Affiliate, has received notice from any Parent Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that such plan intends to terminate or has terminated.

                           (xvi) The most recent financial statements and
                  actuarial reports, if any, for the Parent Benefit Plans reflect the financial condition and funding of the Parent Benefit Plans as of the dates of such financial statements and actuarial reports, and no material adverse change has occurred with respect to the financial condition or funding of the Parent Benefit Plans since the dates of such financial statements and actuarial reports.

                           (xvii) Except as would not have a material adverse
                  effect on Parent, (i) none of Parent, any Parent Subsidiary or any Parent ERISA Affiliate has any potential liability, contingent or otherwise, under the Coal Industry Retiree Health Benefits Act of 1992 and (ii) none of Parent, any Parent Subsidiaries, or any entity that was ever a Parent ERISA Affiliate was, on July 20, 1992, required to be treated as a single employer under section 414 of the Code together with an entity that was ever a party to any collective bargaining agreement or any other agreement with the United Mine Workers of America.

                           (xviii) None of Parent, any Parent Subsidiary or any
                  Parent ERISA Affiliate has made any premium payments with respect to any split-dollar insurance arrangements since July 30, 2002 for any director or executive officer. None of Parent, any Parent Subsidiary or any Parent ERISA Affiliate has any obligation or liability under any plan, contract, policy or any other arrangement that limits its ability to terminate any split-dollar insurance arrangements, other than a requirement to provide 30 days' notice of termination.

                           (xix) Except as would not have a material adverse
                  effect on Parent, no Parent Benefit Plan that satisfies the requirements of section 401(a) of the Code has incurred a partial termination within the meaning of section 411(d)(3) of the Code during the six-year period ending on the date of this Agreement.

                  (u) Required Vote of Parent Stockholders; Vote of Directors and Officers. The affirmative vote of the holders of a majority of the shares of Parent Common Stock present in person or by proxy at the Parent Stockholder Meeting at which the holders of at least a majority of the outstanding shares of Parent Common Stock are present in person or by proxy (the "PARENT STOCKHOLDER APPROVAL") is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the issuance of Parent Common Stock pursuant to the Merger (the "SHARE ISSUANCE"). The affirmative vote of Parent, as the sole equity holder of outstanding membership interests of Sub, is the only vote of the holders of any class or series of Sub equity necessary to approve the Merger. Each director and officer of Parent who has a right to vote any shares of Parent Common Stock has represented to Parent his or her present intention to vote such shares of Parent Common Stock in favor of the Share Issuance.

                  (v) Board Recommendation. The Board of Directors of Parent, at a meeting duly called and held, has unanimously (i) approved this Agreement,
(ii) determined that the transactions contemplated in the best interests of Parent and the holders of Parent Common Stock, (iii) determined to cause Parent, as the sole member of Sub, to approve and adopt this Agreement, and (iv) recommended that Parent's stockholders approve the Share Issuance. The managers of Sub (by unanimous written consent) have approved this Agreement.

                  (w) Financing. Parent has provided the Company with copies of that certain commitment letter dated as of July 8, 2003 issued by Deutsche Bank AG Cayman Islands Branch to Parent and that certain commitment letter dated as of July 8, 2003 issued by Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. to Parent (collectively, the "COMMITMENT LETTERS"), which provide, subject to the satisfaction of the conditions set forth therein, for financing in an amount not less than the aggregate amount of (i) the cash portion of the Merger Consideration and (ii) the cash necessary for cancellation of the Company Stock Options pursuant to SECTION 5.7. The Commitment Letters are valid and in full force and effect as of the date hereof. Parent is not aware of any facts or circumstances that (i) contradict or are in conflict with the terms and conditions set forth in the Commitment Letters or (ii) create a reasonable basis, as of the date hereof, for Parent to believe that it will not be able to obtain financing in accordance with the terms of the Commitment Letters.

                  (x) Insurance. Parent has made available to the Company an insurance schedule of Parent's and the Parent Subsidiaries' directors' and officers' liability insurance and primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation, in effect as of the date hereof. Parent and the Parent Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of the Parent and the Parent Subsidiaries (taking into account the cost and availability of such insurance).

                                   ARTICLE 4

                    COVENANTS RELATING TO CONDUCT OF BUSINESS


         4.1 CONDUCT OF BUSINESS OF THE COMPANY.

                  (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), the Company shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as conducted at the date hereof, and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or set forth in SECTION 4.1(a) of the Company Disclosure Schedule, prior to the Effective Time the Company shall not, without the prior written consent of Parent and Sub:

                           (i) (A) other than regularly scheduled quarterly
                  dividends not to exceed $0.05 per share of Common Stock per fiscal quarter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (ii) issue, deliver, grant, sell, pledge, dispose of
                  or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock (other than (x) the issuance of Company Shares upon the exercise of options outstanding on the date hereof or (y) pursuant to existing benefit plans in accordance with their current terms);

                           (iii) grant any options to purchase Company Shares
                  under the Roadway Corporation 2001 Employee Stock Purchase Plan (provided, however, that nothing contained in this SECTION 4.1(a) shall prohibit the Company from issuing stock pursuant to options outstanding under such plan as of the date hereof);

                           (iv) amend the Company Charter Documents;

                           (v) acquire or agree to acquire (A) by merging or
                  consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that would be material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

                           (vi) sell, lease, mortgage, pledge, grant a Lien on
                  or otherwise encumber or dispose of any of its properties or assets, except (A) in the ordinary course of business consistent with past practice and (B) other transactions involving not in excess of $500,000 in the aggregate;

                           (vii) (A) incur any indebtedness for borrowed money
                  or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (1) working capital borrowings under revolving credit facilities incurred in the ordinary course of business and (2) indebtedness incurred to refund, refinance or replace indebtedness for borrowed money outstanding on the date hereof, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than employees of the Company in the ordinary course of business consistent with past practice;

                           (viii) except for capital expenditures in compliance
                  with the amounts and timing included in the Company's written capital expenditure plan previously made available to Parent, make or incur any capital expenditure, except in the ordinary course of business and involving the expenditure of no more than $500,000 individually or in the aggregate;

                           (ix) make any material election relating to Taxes or
                  settle or compromise any material Tax liability;

                           (x) pay, discharge or satisfy any claims, liabilities
                  or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the Company Balance Sheet;

                           (xi) waive the benefits of, or agree to modify in any
                  manner, any confidentiality, standstill or similar agreement to which the Company is a party;

                           (xii) adopt a plan of complete or partial liquidation
                  or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

                           (xiii) enter into any new collective bargaining
                  agreement involving unions in more than one state;

                           (xiv) change any accounting principle used by it,
                  except as required by regulations promulgated by the SEC or the Financial Accounting Standards Board;

                           (xv) settle or compromise any litigation (whether or
                  not commenced prior to the date of this Agreement) other than settlements or compromises: (A) of litigation where the amount paid in settlement or compromise does not exceed $250,000, or
                  (B) in consultation and cooperation with Parent, and, with respect to any such settlement, with the prior written consent of Parent;

                           (xvi) (A) enter into any new, or amend any existing,
                  severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee whose annual base salary exceeds $100,000; provided, that the Company may not enter into any employment or severance agreement or any deferred compensation arrangement with any such other employees, (B) adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing Company Benefit Plan (other than amendments required by law or to maintain the tax qualified status of such plans under the Code) or (C) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices) or (D) grant any stock options or stock awards other than as permitted by SECTION 4.1(a)(ii); or

                           (xvii) authorize any of, or commit or agree to take
                  any of, the foregoing actions.

                  (b) Other Actions. The Company shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue.

         4.2 CONDUCT OF BUSINESS OF PARENT.

                  (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), Parent shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as conducted at the date hereof, and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Parent, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, prior to the Effective Time Parent shall not, without the prior written consent of the Company:

                           (i) (A) declare, set aside or pay any dividends on,
                  or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (ii) issue, deliver, grant, sell, pledge, dispose of
                  or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock (other than (x) the issuance of shares of Parent Common Stock upon the exercise of options outstanding on the date hereof or (y) pursuant to existing benefit plans in accordance with their current terms);

                           (iii) amend the Parent Charter Documents;

                           (iv) acquire or agree to acquire (A) by merging or
                  consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof
                  (1) for aggregate consideration in excess of $50,000,000 or
                  (2) in violation of the Commitment Letters or (B) any assets that would be material, individually or in the aggregate, to Parent and the Parent Subsidiaries, taken as a whole, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

                           (v) sell, lease, mortgage, pledge, grant a Lien on or
                  otherwise encumber or dispose of any of its properties or assets, except (A) in the ordinary course of business consistent with past practice and (B) other transactions involving not in excess of $500,000 in the aggregate;

                           (vi) adopt a plan of complete or partial liquidation
                  or resolutions providing for or authorizing such a liquidation or restructuring, recapitalization or reorganization;

                           (vii) waive the benefits of, or agree to modify in
                  any manner, any standstill agreement to which Parent is a party;

                           (viii) enter into any new collective bargaining
                  agreement involving unions in more than one state;

                           (ix) change any accounting principle used by it,
                  except as required by regulations promulgated by the SEC or the Financial Accounting Standards Board (excluding, in each case, early adoption of an accounting principle); or

                           (x) authorize any of, or commit or agree to take any
                  of, the foregoing actions.

                  (b) Other Actions. Parent shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of Parent and Sub set forth in this Agreement becoming untrue.

                  (c) Conduct of Business of Sub. During the period from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                   ARTICLE 5

                              ADDITIONAL AGREEMENTS


         5.1 STOCKHOLDER APPROVAL; PREPARATION AND FILING OF THE S-4 AND JOINT PROXY STATEMENT/PROSPECTUS.

                  (a) Each of the Company and Parent acting through their respective Boards of Directors, shall, subject to and in accordance with applicable law and their respective charter documents, duly call, give notice of, convene and hold as soon as practicable following the date on which the S-4 becomes effective their respective Stockholder Meetings for the purpose of, in the case of the Company, approving and adopting this Agreement and, in the case of Parent, approving the Share Issuance. The Company, acting through its Board of Directors, shall, subject to SECTION 8.2, (i) recommend approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company and include in the Joint Proxy Statement/Prospectus such recommendation (the "COMPANY RECOMMENDATION") and (ii) take all reasonable and lawful action to solicit and obtain such approval. Parent, acting through its Board of Directors, shall (i) recommend approval of the Share Issuance and include in the Joint Proxy Statement/Prospectus such recommendation (the "PARENT RECOMMENDATION") and (ii) take all reasonable and lawful action to solicit and obtain such approval. Each of the Company and Parent shall use all reasonable efforts to hold the Stockholder Meetings on the same date and as soon as practicable after the date upon which the S-4 becomes effective.

                  (b) As soon as practicable after the date hereof, Parent and the Company shall, in consultation with each other, prepare and file with the SEC the Joint Proxy Statement/Prospectus for use in connection with the solicitation of proxies from the Company's stockholders in favor of the adoption and approval of this Agreement and the approval of the Merger and from Parent's stockholders in favor of adoption and approval of the Share Issuance at their respective Stockholder Meetings, and Parent, in consultation with the Company, shall prepare and file with the SEC the S-4 for the offer and sale of the Parent Common Stock pursuant to the Merger and in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Joint Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Joint Proxy Statement/Prospectus and the S-4. Each of Parent and the Company shall use all commercially reasonable efforts to have the S-4 declared or ordered effective under the Securities Act as promptly as practicable after such filing with the SEC. The

Company shall use all commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company's stockholders as promptly as practicable after the S-4 is declared or ordered effective under the Securities Act. Parent shall use all commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent's stockholders as promptly as practicable after the S-4 is declared or ordered effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Joint Proxy Statement/Prospectus. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the S-4 will be made by Parent, or with respect to the Joint Proxy Statement/Prospectus will be made by the Company, without providing the other party hereto a reasonable opportunity to review and comment thereon. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either of the S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as applicable, and an appropriate amendment or supplement to the S-4 and/or the Joint Proxy Statement/Prospectus describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the stockholders of the Company. Each of the parties hereto shall cause the Joint Proxy Statement/Prospectus to comply as to form and substance to such party in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules of the Nasdaq National Market.

         5.2 ACCESS TO INFORMATION.

                  (a) During the period from the date hereof to the Effective Time, except to the extent otherwise required by United States regulatory considerations:

                           (i) The Company shall, and shall cause each of its
                  officers, employees, counsel, financial advisors and other representatives to, afford to Parent, and to Parent's accountants, counsel, financial advisors and other representatives, reasonable access to the Company's properties, books, contracts, commitments and records for the purpose of conducting such inspections and evaluations, including environmental inspections and assessments, as Parent deems appropriate. No intrusive environmental testing or Phase II Environmental Site Assessments shall be conducted without prior submission to the Company of a proposed work plan and the Company's approval of the same. During such period, the Company shall, and shall cause each of its officers, employees, counsel, financial advisors and other representatives to, furnish promptly to Parent,

                                    (A) a copy of each report, schedule,
                           registration statement and other document filed by the Company during such period pursuant to the requirements of federal or state securities laws; and

                                    (B) all other information concerning its
                           business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request so as to afford Parent a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of the Company as Parent may reasonably desire to make. The Company agrees to advise Parent of all material developments with respect to the Company and its assets and liabilities.

                           (ii) Parent shall, and shall cause each of its
                  officers, employees, counsel, financial advisors and other representatives to, afford to Company, and to Company's accountants, counsel, financial advisors and other representatives, reasonable access to Parent's properties, books, contracts, commitments and records for the purpose of conducting such inspections and evaluations, including environmental inspections and assessments, as Company deems appropriate. No intrusive environmental testing or Phase II Environmental Site Assessments shall be conducted without prior submission to Parent of a proposed work plan and Parent's approval of the same., During such period, Parent shall, and shall cause each of its officers, employees, counsel, financial advisors and other representatives to, furnish promptly to the Company,

                                    (A) a copy of each report, schedule,
                           registration statement and other document filed by Parent during such period pursuant to the requirements of federal or state securities laws; and

                                    (B) all other information concerning its
                           business, properties, financial condition, operations and personnel as the Company may from time to time reasonably request so as to afford the Company a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of Parent as Company may reasonably desire to make. Parent agrees to advise the Company of all material developments with respect to Parent and its assets and liabilities.

                           (iii) The Company shall notify Parent promptly of any
                  notices from or investigations by Governmental Entities relating to the Company's business or assets or the consummation of the Merger. Parent shall notify the Company promptly of any notices from or investigations by Governmental Entities relating to Parent's business or assets or the consummation of the Merger.

                  (b) All information provided pursuant to this SECTION 5.2 shall be subject to the terms and conditions of that certain letter agreement dated as of June 22, 2003 from Parent to the Company and that certain letter agreement dated as of June 22, 2003 from the Company to Parent (collectively, the CONFIDENTIALITY AGREEMENTS"). Any investigation by any party of the assets and business of the other party and its subsidiaries shall not affect any representations and warranties hereunder, any conditions to the obligations of either party or either party's right to terminate this Agreement as provided in
ARTICLE 7.

                  (c) Notwithstanding the Confidentiality Agreements or anything in this Agreement to the contrary, each party to the transaction contemplated by this Agreement (and each employee, representative or other agent of each such party) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the Merger and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment and tax structure. This authorization is not intended to permit disclosure of (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the Merger, (ii) any nonpublic pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the Merger), (iii) any nonpublic financial information, including sales, cost, pricing or margin information, identification of any customer, vendor, supplier, employee or other party with whom the Company or Parent does business or any other any other nonpublic information that is not directly related to the potential consequences of entering into the Merger, or (iv) any other nonpublic term or detail not relevant to the tax treatment or the tax structure of the Merger. Each of the parties' ability to consult any tax advisor (including any tax advisor independent from all other entities involved in the transaction) regarding the tax treatment or tax structure of the transaction is not limited in any way.

                  (d) In the event of the termination of this Agreement, each party promptly will deliver to the other party (and destroy all electronic data reflecting the same) all documents, work papers and other material (and any reproductions or extracts thereof and any notes or summaries thereto) obtained by such party or on its behalf from such other party or its subsidiaries as a result of this Agreement or in connection therewith so obtained before or after the execution hereof.

         5.3 COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION.

                  (a) Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required under applicable laws and regulations and otherwise provided in this SECTION 5.3, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the Share Issuance, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings

(including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that neither of the parties shall be under any obligation to take any action to the extent that the Board of Directors of such party shall conclude in good faith, after consultation with and based upon the advice of their respective outside legal counsel (which advice in each case need not constitute an opinion), that such action would cause a breach of that Board of Directors' fiduciary obligations under applicable law. In connection with and without limiting the foregoing, each of the Company and Parent and its respective Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and (iii) cooperate with each other to the extent reasonably requested in the arrangements for refinancing any indebtedness of, or obtaining any necessary new financing for, the Company and the Surviving Company.

                  (b) Notification. The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement provided, however, that the delivery of any notice pursuant to this SECTION 5.3(b) shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in ARTICLE 6 or otherwise limit or affect the remedies available hereunder to any party.

                  (c) (i) Each of the parties hereto shall file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible, but in no event more than 14 calendar days following execution and delivery of this Agreement. Each of the parties agrees to use commercially reasonable efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act.

                           (ii) The Company will furnish to Fulbright & Jaworski
                  L.L.P., counsel to Parent and Sub, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "COMPANY REGULATORY DOCUMENTS")) between the Company, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this

                  Agreement or the Merger; provided, however, that (A) with respect to documents and other materials filed by or on behalf of the Company with the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, or any state attorneys general that are available for review by Parent and Sub, copies will not be required to be provided to Fulbright & Jaworski L.L.P. and (B) with respect to any Company Regulatory Documents (1) that contain any information which, in the reasonable judgment of Jones Day, should not be furnished to Parent or Sub because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of the Company to furnish any such Company Regulatory Documents to Fulbright & Jaworski L.L.P. shall be satisfied by the delivery of such Company Regulatory Documents on a confidential basis to Fulbright & Jaworski L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to Parent. Except as otherwise required by United States regulatory considerations, Parent and Sub will furnish to Jones Day, counsel to the Company, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "PARENT REGULATORY DOCUMENTS")) between Parent, Sub or any of their respective representatives, on the one hand, and any Governmental Entity, or member of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (A) with respect to documents and other materials filed by or on behalf of Parent or Sub with the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, or any state attorneys general that are available for review by the Company, copies will not be required to be provided to Jones Day and (B) with respect to any Parent Regulatory Documents (1) that contain information which, in the reasonable judgment of Fulbright & Jaworski L.L.P., should not be furnished to the Company because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of Parent and Sub to furnish any such Parent Regulatory Documents to Jones Day shall be satisfied by the delivery of such Parent Regulatory Documents on a confidential basis to Jones Day pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the Company.

                           (iii) At the election of Parent and the Company, the
                  Company and Parent shall use reasonable efforts to defend all litigation under the federal or state antitrust laws of the United States which if adversely determined would, in the reasonable opinion of Parent and the Company (based on the advice of outside counsel), be likely to result in the failure of the condition set forth in SECTION 6.1(c) not being satisfied, and to appeal any order, judgment or decree, which if not reversed, would result in the failure of such condition. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require Parent, Sub or the Company, or any of their respective subsidiaries or affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Parent, Sub, the Company or the Surviving Company (or to require Parent, Sub, the Company or any of their respective subsidiaries or affiliates to agree to any of the foregoing). The obligations of each party under SECTION 5.3(a) to use commercially reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this SECTION 5.3(c).

         5.4 LETTER OF THE COMPANY'S ACCOUNTANTS. The Company shall use commercially reasonable efforts to cause to be delivered to Parent and Sub two letters from Ernst & Young LLP, the Company's independent public accountants, one dated a date within two business days before the date on which the S-4 shall become effective and one dated two business days before the Effective Time, each addressed to Parent and Sub and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

         5.5 LETTER OF PARENT'S ACCOUNTANTS. Parent shall use commercially reasonable efforts to cause to be delivered to the Company two letters from KPMG LLP, Parent's independent public accountants, one dated a date within two business days before the date on which the S-4 shall become effective and one dated two business days before the Effective Time, each addressed to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

         5.6 FEES AND EXPENSES. Except as provided in ARTICLE 8, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that all fees and expenses incurred in connection with the filings and related matters under the HSR Act shall be borne equally by Parent and the Company.

         5.7 TREATMENT OF STOCK OPTIONS. Each option to purchase Company Shares granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a "COMPANY STOCK OPTION") shall become fully exercisable at the Effective Time. Subject to the provisions of SECTION 2.4, each Company Stock Option with an exercise price that is equal to or less than $24.00 shall be cancelled and the holder of such Company Stock Option shall be entitled to receive (i) Parent Company Shares in an amount equal to the number of Company Shares subject to the Company Stock Option multiplied by one-half of the Exchange Ratio, and (ii) cash in an amount equal to (x) (i) $24.00 minus (ii) the exercise price per Company Share under the Company Stock Option, multiplied by (y) the number of Company Shares subject to the Company Stock Option. The Company shall (i) withhold from such cash payment or, if the cash portion of such payment is insufficient, require the holder of such Company Stock Option to pay in cash or surrender shares of Parent Common Stock to pay for any amounts necessary under federal and, if applicable, state tax laws, and (ii) pay over to the appropriate taxing authorities all amounts the Company is required to withhold under federal and, if applicable, state tax laws. Subject to the provisions of SECTION 2.4, each Company Stock Option with an exercise price greater than $24.00 shall be cancelled and the holder of such Company Stock Option shall be entitled to receive Parent Company Shares in an amount equal to the product of (i) the quotient obtained by dividing (x) the product of (i) $48.00 minus the exercise price of such Company Stock Option and (ii) the number of Company Shares subject to such Company Stock Option by (y) $48.00, and (ii) the Exchange Ratio. The Company shall (i) require the holder of such Company Stock Option to pay in cash or surrender shares of Parent Common Stock to pay for any amounts necessary under federal and, if applicable, state tax laws, and (ii) pay over to the appropriate taxing authorities all amounts the Company is required to withhold under federal and, if applicable, state tax laws. As soon as practicable after the date hereof, the Board of Directors of the Company and any committee of the Board of Directors of the Company administering the Company's Stock Plans shall take all action necessary to accomplish the foregoing, including obtaining any required consents from any person.

         5.8 TREATMENT OF PHANTOM STOCK RIGHTS. Each phantom stock award under a Company Benefit Plan shall be modified by substituting phantom shares of Parent Common Stock ("SUBSTITUTE SHARES") for phantom Company Shares deemed credited under the award. The number of Substitute Shares that shall be deemed credited under an award shall be equal to the product of (a) the Exchange Ratio multiplied by (b) the number of phantom Company Shares deemed credited under the award. Fractional shares may be deemed credited under the awards. Except as modified pursuant to this SECTION 5.8, the terms and conditions of the phantom stock awards, including vesting and time and form of payment provisions, existing at the Effective Time shall remain in effect. As soon as practicable after the date hereof, the Board of Directors of the Company and any committee of the Board of Directors of the Company administering the Company's Benefit Plans shall take all action necessary to accomplish the foregoing, including obtaining required consents from any persons.

         5.9 APPOINTMENT OF ADDITIONAL DIRECTORS. The Board of Directors of Parent shall take action prior to the Effective Time to cause the number of directors comprising the full Board of Directors of Parent immediately following the Effective Time to be increased to 11 persons, and cause Frank P. Doyle, John
F. Fiedler and Phillip J. Meek to be elected to the Board of Directors of Parent to hold office from the period commencing one business day after the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Parent Charter Documents or as otherwise provided by law.

         5.10 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other broadly disseminated public statements and any broadly distributed internal communications with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such broadly disseminated public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with the Nasdaq National Market and except for any discussions with rating agencies. Notwithstanding anything to the contrary contained in the immediately preceding sentence, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

         5.11 AGREEMENT TO DEFEND. In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other person or other legal administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to give the other reasonable opportunity to participate in the defense thereof.

         5.12 NASDAQ NATIONAL MARKET. Parent shall use its commercially reasonable efforts to list on the Nasdaq National Market, upon official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger.

         5.13 AGREEMENTS OF OTHERS. The Company shall deliver to Parent, no later than 20 days after the date of this Agreement, a letter identifying each person whom the Company reasonably believes is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act. Thereafter and until the date of the Company Stockholder Meeting, the Company shall identify to Parent each additional person whom the Company reasonably believes to have thereafter become an "affiliate." The Company shall use its commercially reasonable efforts to cause each person who is identified as an "affiliate" pursuant to the two immediately preceding sentences to deliver to Parent, prior to the Effective Time, a written agreement, substantially in the form of EXHIBIT A to this Agreement.

         5.14 DIRECTORS' AND OFFICERS' INDEMNIFICATION.

               (a) From and after the Effective Time, Parent and Surviving Company shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of the Company Subsidiaries (each, an "INDEMNIFIED PARTY" and collectively, the "INDEMNIFIED PARTIES") against (i) all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer or employee of the Company or any of the Company Subsidiaries or served as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) at any time maintained by or contributed to by the Company or any of the Company Subsidiaries ("INDEMNIFIED LIABILITIES"), and
(ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. Without limitation to clauses (i) and (ii), Parent and the Surviving Company shall indemnify, defend and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of the Company and the Company Subsidiaries (in all of their capacities) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof. In the event of any such Indemnified Liability, (i) Parent and Surviving Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, (ii) Parent shall cooperate in the defense of such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable law and the certificate of incorporation or by-laws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent and the Surviving Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). If any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, Parent and the Surviving Company shall reimburse such Indemnified Party for all of its expenses reasonably incurred in connection with bringing and pursuing such action including, without limitation, reasonable attorneys' fees and costs. In addition, from and after the Effective Time, directors and officers of the Company who become directors or officers of Parent will be entitled to indemnification to the extent provided in Parent's certificate of incorporation and by-laws, as the case may be, as the same may be amended from time to time in accordance with their terms and applicable law.

               (b) If Parent or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this
SECTION 5.14

               (c) For six years after the Effective Time, Parent shall maintain in effect directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of the policy of the Company in effect on the date hereof; provided, however, that in no event will Parent be required to pay aggregate annual premiums for insurance under this SECTION 5.14(c) in excess of twice the most recent aggregate annual premium paid by the Company for such purpose (which annual aggregate premium the Company represents and warrants to be $1,972,200 in the aggregate); provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the Board of Directors of Parent, for a cost up to but not exceeding such amount. In addition, for six years after the Effective Time, Parent shall maintain in effect fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any employee benefit plans described in SECTION 5.14 of the Company Disclosure Schedule with coverages and in amounts no less favorable than those of the policies of the Company in effect on the date hereof.

               (d) The provisions of this SECTION 5.14(i) are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

         5.15 EMPLOYEE BENEFIT/LABOR MATTERS. (a) Parent shall, or shall cause the Surviving Company or its subsidiaries to, take such actions as are necessary to grant those employees who are, as of the Effective Time, employed by the Company or a Company Subsidiary and are not included in a unit of employees covered by a collective bargaining agreement ( the "CONTINUING EMPLOYEES") credit for Past Service (as defined below) for purposes of initial eligibility to participate, and vesting under, any employee benefit plans maintained by Parent, the Surviving Company or any subsidiary of Parent or the Surviving Company in which they are eligible to participate. "PAST SERVICE" shall mean a Continuing Employees' service with the Company or any subsidiary of the Company to the same extent recognized by the Company and the Company Subsidiaries. Parent shall, or shall cause the Surviving Company and its subsidiaries to, take such actions as are necessary to give Continuing Employees credit for their Past Service for purposes of determining the amounts of sick pay, holiday pay and vacation pay they are eligible to receive under any sick pay, holiday pay and vacation pay policies and programs maintained by Parent, the Surviving Company or any subsidiary of the Surviving Company in which they are eligible to participate. With respect to each Continuing Employee who is an active participant in a group health plan (as defined in section 5000(b) of the Code) other than a flexible spending account arrangement (a "COMPANY HEALTH PLAN") immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Company or its subsidiaries, to take such actions as are necessary to ensure that the group health plan (other than a flexible spending account arrangement) maintained by Parent, the Surviving Company or one of its subsidiaries in which such Continuing Employee is eligible to participate during the calendar year in which the Effective Time occurs (the "CURRENT YEAR") shall (i) waive any preexisting condition restrictions and waiting period requirements to the extent that such preexisting condition restrictions and waiting period requirements were waived or satisfied under the applicable Company Health Plan in which such Continuing Employee participated immediately prior to the Effective Time; and (ii) provide credit, for the Current Year, for any copayments or deductible payments made by the Continuing Employee and out of pocket expenditures incurred by the Continuing Employee under the applicable Company Health Plan for the Current Year.

               (b) Notwithstanding anything contained herein to the contrary, each Continuing Employee (other than a Continuing Employee who has entered into a CIC Agreement) whose employment is terminated by the Surviving Company without cause during the twelve-month period (or such longer period as may be required by the terms of the applicable severance plan of the Company as in effect on the date hereof) following the Effective Time shall be entitled to receive severance pay and benefits equal to the severance pay and benefits under the applicable severance plan of the Company listed on SECTION 3.1(n)(i) of the Company Disclosure Schedule, as in effect on the date hereof; provided that the Continuing Employee executes a release agreement that is reasonably satisfactory to Parent. For purposes of this SECTION 5.15(b), "without cause" shall mean termination of employment for any reason except due to (i) gross negligence,
(ii) misuse or unauthorized appropriation of trade secrets or other confidential information of Parent, the Surviving Company or any of their subsidiaries, (iii) theft of property from Parent, the Surviving Company or any of their subsidiaries, (iv) willful damage to the property of Parent, the Surviving Company or any of their subsidiaries or (v) any material failure by the Continuing Employee to perform any term or condition of his employment.

               (c) Parent acknowledges that by operation of law the Surviving Company and its subsidiaries shall continue to be obligated to comply with the terms of any Company Benefit Plans that are maintained by the Company and the Company Subsidiaries immediately prior to the Effective Time; provided, however, nothing herein shall restrict Parent's or the Surviving Company's or its subsidiaries' ability to amend or terminate such Plans in accordance with their terms.

               (d) Parent acknowledges that by operation of law the Surviving Company and its subsidiaries shall continue to be obligated to comply with the terms of the agreements listed on SECTION 5.15(d) of the Company Disclosure Schedule (the "CIC AGREEMENTS"). Parent acknowledges that the consummation of the Merger contemplated by this Agreement will constitute a "Change of Control" within the meaning of each of the CIC Agreements.

               (e) Parent acknowledges that by operation of law, after the Effective Time the Company Subsidiaries that are parties to collective bargaining agreements shall continue to be obligated to comply with the terms of such collective bargaining agreements.

         5.16 SECTION 16(b). Parent and the Company shall take all steps reasonably necessary to cause the acquisitions of shares of Parent Common Stock or other equity securities (including derivative securities) of Parent in connection with the Merger, and subsequent dispositions of such equity securities of Parent (including derivative securities), by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 under the Exchange Act.

         5.17 FINANCING. Parent shall use commercially reasonable efforts to obtain the financing contemplated by the Commitment Letters or financing from other sources reasonably acceptable to Parent to consummate the Merger and the transactions contemplated by this Agreement. Until such time as Parent has obtained such financing, Parent shall maintain the Commitment Letters in full force and effect and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitment Letters, without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Company will not be considered to have unreasonably withheld consent under this SECTION 5.17 if the amendment, modification, waiver or action for which consent is requested would, in the reasonable judgment of the Company, jeopardize Parent's receipt of the financing contemplated by the Commitment Letters. Notwithstanding anything to the contrary included in SECTION 4.2(a), Parent shall not, and shall cause the Parent Subsidiaries not to, without the prior written consent of the Company, which consent shall not be unreasonably withheld, take any action or enter into any transaction, including, without limitation, any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that would materially impair, materially delay or prevent the financing contemplated by the Commitment Letters. Following the date hereof, Parent shall notify the Company if Parent determines, based on Parent's good faith estimates, that all or any portion of such financing is not reasonably likely to be consummated.

         5.18 TAX MATTERS. Parent and the Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of
Section 368(a) of the Code and to obtain the Tax opinions set forth in SECTIONS 6.2(d) and 6.3(d) hereof. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treas. Reg. Sec. 1.368-2(g). Officers of Parent, Sub and the Company shall execute and deliver to Jones Day, counsel to the Company, and Fulbright & Jaworski L.L.P., counsel to Parent, certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the effective date of the S-4 and the date of the Closing, in connection with their respective deliveries of opinions, pursuant to SECTIONS 6.3(d) and 6.2(d) hereof, with respect to the Tax treatment of the Merger. None of Parent, Sub or the Company shall take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of such certificates and representations.

                                   ARTICLE 6

                              CONDITIONS PRECEDENT


         6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Effective Time of the following conditions:

               (a) Stockholder Approvals. The Company Stockholder Approval and Parent Stockholder Approval shall have been obtained.

               (b) Other Approvals. All authorizations, consents, orders or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement (including those required under the HSR Act) shall have been filed, shall have occurred or shall have been obtained, except where the failure to obtain such consents, orders or approvals, or make filings, or obtain such terminations or expirations, would not be reasonably likely to result in a material adverse effect on the Company or on Parent or materially adversely affect the consummation of the Merger.

               (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used commercially reasonable efforts, subject to the limitations set forth in SECTION 5.3 to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

               (d) Parent Financing. The Financing contemplated by the Commitment Letters (or alternative financing contemplated by SECTION 5.17 hereof) has been consummated; provided that Parent may not rely on this clause
(d) as a basis for termination of this Agreement unless Parent has complied in all material respects with its obligations under SECTION 5.17 hereof.

               (e) Nasdaq National Market Listing. Parent Common Stock issuable in the Merger shall have been authorized for listing on the Nasdaq National Market, upon official notice of issuance.

               (f) S-4. The S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the S-4 shall have been issued by the SEC and remain in effect.

         6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

               (a) Obligations. Company shall have performed in all material respects all obligations, taken as a whole, to be performed by it under this Agreement at or prior to the Effective Time.

               (b) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "material adverse effect" or any similar limitation set forth therein), as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time except where the failure of such representations and warranties to be so true and correct could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company.

               (c) Material Adverse Change. There shall not have occurred a material adverse change to the Company.

               (d) Tax Opinion. Parent shall have received an opinion, satisfactory to Parent, dated on or about the date that is two days prior to the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company, a copy of which will be furnished to the Company, of Fulbright & Jaworski L.L.P., to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect and will be reaffirmed by Fulbright & Jaworski L.L.P. at the Closing.

         6.3 CONDITION TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to satisfaction of the following conditions, any or all of which may be waived in whole or in part by the
Company:

               (a) Obligations. Parent and Sub shall have performed in all material respects all obligations, taken as a whole, to be performed by them under this Agreement at or prior to the Effective Time.

               (b) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "material adverse effect" or any similar limitation set forth therein), as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, as of the Effective Time as though made at and as of the Effective Time except where the failure of such representations and warranties to be so true and correct could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent.

               (c) Material Adverse Change. There shall not have occurred a material adverse change to Parent.

               (d) Tax Opinion. The Company shall have received an opinion, satisfactory to the Company, dated on or about the date that is two days prior to the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company, a copy of which will be furnished to Parent, of Jones Day, to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect and will be reaffirmed by Jones Day at the Closing.

                                   ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER


         7.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval:

               (a) by mutual written consent of Parent and the Company, or by mutual action of their respective Boards of Directors;

               (b) by either Parent or the Company:

                           (i) if Company Stockholder Approval shall not have
               been obtained at the Company Stockholder Meeting duly convened therefor or at any reconvened meeting following an adjournment or postponement thereof;

                           (ii) if Parent Stockholder Approval shall not have
               been obtained at the Parent Stockholder Meeting duly convened therefor or at any reconvened meeting following an adjournment or postponement thereof;

                           (iii) if the Merger shall not have been consummated
               on or before February 29, 2004; provided, however, that the right to terminate this Agreement pursuant to this SECTION 7.1(b)(iii) is not available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

                           (iv) if any court of competent jurisdiction or any
               Governmental Entity shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that, except as set forth in SECTION 5.3(c) the party seeking to terminate this Agreement pursuant to this
               SECTION 7.1(b)(iv) has used reasonable best efforts to prevent the entry of and to remove such order, decree, ruling or action;

               (c) by Parent if the Average Closing Price is less than $16.63;

               (d) by the Company in accordance with the provisions of SECTION 8.2(b);

               (e) by Parent, if (i) any representation or warranty of the Company is inaccurate (without giving effect to any limitation as to "materiality" or "material adverse effect" or similar limitation contained or set forth therein), which inaccuracy or breach has given rise to or could reasonably be expected to give rise to a material adverse change to or material adverse effect on the Company, or (ii) the Company has breached or failed to perform in any material respect any of its material obligations under this Agreement and, in the case of clauses (i) and
(ii), the breach, inaccuracy or failure to perform (A) is not cured within 30 days after receipt of written notice thereof or (B) is incapable of being cured by the Company;

               (f) by the Company, if (i) any representation or warranty of Parent is inaccurate (without giving effect to any limitation as to "materiality" or "material adverse effect" or similar limitation contained or set forth therein), which inaccuracy or breach has given rise to or could reasonably be expected to give rise to a material adverse change to or a material adverse effect on Parent, or (ii) Parent or Sub has breached or failed to perform in any material respect any of its material obligations under this Agreement and, in the case of clauses (i) and (ii), the breach, inaccuracy or failure to perform (A) is not cured within 30 days after receipt of written notice thereof or (B) is incapable of being cured by Parent;

               (g) by Parent if (i) the Board of Directors of the Company shall have withdrawn or modified, in any manner which is adverse to Parent, the Company Recommendation or shall have resolved to do so or (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company any Acquisition Proposal or any transaction described in the definition of Acquisition Proposal or shall have resolved to do so;

               (h) by the Company, if the Board of Directors of Parent shall have withdrawn or modified, in any manner which is adverse to the Company, the Parent Recommendation.

         7.2 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to SECTION 7.1, an amendment of this Agreement pursuant to SECTION 7.4 or an extension or waiver pursuant to SECTION
7.5 shall, in order to be effective, require in the case of Parent or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors, and in the case of Sub, action by its managing member. The party desiring to terminate this Agreement pursuant to SECTION 7.1(b), 7.1(c),7.1(d), 7.1(e), 7.1(f), 7.1(g) or 7.1(h) shall give written notice of such termination to the other party in accordance with SECTION 9.2, specifying the provision hereof pursuant to which such termination is effected.

         7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in SECTION 7.1, this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Parent, Sub or the Company, or any director, officer, employee or stockholder thereof, other than the confidentiality provisions of SECTION 5.2(b) and the provisions of SECTIONS 3.1(y), 3.2(o), 5.6, 7.3, 8.3 and ARTICLE 9; provided, however, that any such termination shall not limit or relieve a party's liability or obligation for damages suffered by the other party hereto as a result of such party's material breach of any representation, warranty or covenant in this Agreement.

         7.4 AMENDMENT. This Agreement may be amended by the parties at any time before or after Company Stockholder Approval is obtained; provided, however, that after such Company Stockholder Approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of SECTION 7.4 and applicable law and regulations, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE 8

                    SPECIAL PROVISIONS AS TO CERTAIN MATTERS


         8.1 TAKEOVER DEFENSES OF THE COMPANY. The Company shall take such action with respect to any anti-takeover provisions in the Company Charter Documents or afforded it by statute to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

         8.2 NO SOLICITATION.

               (a) The Company shall not, and shall not authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of, the Company ("COMPANY REPRESENTATIVES") to, and on becoming aware of will take all reasonable actions to stop such person from continuing to, directly or indirectly, (i) solicit, initiate or encourage or otherwise intentionally facilitate (including by way of furnishing information) the making of any Acquisition Proposal (as defined below), (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to intentionally facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that in the case of this clause (iii), to the extent reasonably believed to be required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by the members thereof, after consultation with outside legal counsel, the Company may at any time prior to Company Stockholder Approval, but not thereafter if the Merger is approved thereby, and subject to the Company providing written notice to Parent of its decision to take such action in response and only in response to an unsolicited written request therefor received by the Company or any Company Representative that did not otherwise result from a breach of this SECTION 8.2(a)), (A) furnish information to any person or "group" (within the meaning of
Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in the Confidentiality Agreements referred to in SECTION 5.2(b) hereof and otherwise enter into discussions and negotiations with such person or group as to any superior proposal (as defined in SECTION 8.2(c)) such person or group has made, or any Acquisition Proposal made by such person or group that the Board of Directors in good faith determines is reasonably likely to lead to a superior proposal. The Company immediately shall cease and shall cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted prior to the date hereof by the Company or any Company Representatives with respect to any Acquisition Proposal existing on the date hereof. For purposes of this Agreement, "ACQUISITION PROPOSAL" means (i) any proposal, other than a proposal by Parent or any of its affiliates, for a merger or other business combination involving the Company, (ii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, more than a 20% equity interest in the Company, more than 20% of the voting securities of the Company or a material amount of the assets of the Company, or (iii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise more than 20% of the outstanding Company Shares.

               (b) Except as expressly permitted by this SECTION 8.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives an Acquisition Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof after consultation with outside legal counsel), it determines to be a superior proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger and may terminate this Agreement, if (A) the Company provides Parent with written notice (a "NOTICE OF SUPERIOR PROPOSAL") (x) advising Parent that the Board of Directors has received an Acquisition Proposal which it has determined to be a superior proposal, (y) specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and (z) identifying the party making such superior proposal, (B) for a period of three business days following Parent's receipt of a Notice of Superior Proposal, the Company otherwise cooperates with Parent with respect to the Acquisition Proposal that constitutes a superior proposal with the intent of enabling Parent to engage in good faith negotiations to make such adjustments in the terms and conditions of the Merger as would enable the Company to proceed with the Merger on such adjusted terms, (C) at the end of such three business day period the Board of Directors of the Company continues reasonably to believe that the Acquisition Proposal constitutes a superior proposal and (D) the Company pays the Termination Fee as provided in SECTION
8.3. Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act following the Company's receipt of an Acquisition Proposal.

               (c) For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash, securities or a combination thereof, more than

50% of the Company Shares then outstanding or more than 50% of the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or series of related transactions and otherwise on terms which the Board of Directors of Company determines in its good faith judgment (after consultation with a financial advisor) to be more favorable to the Company's stockholders than the Merger and (i) for which financing, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party and (ii) which, in the good faith judgment of the Board of Directors of the Company, is reasonably likely of being completed.

         8.3 FEE AND EXPENSE REIMBURSEMENTS.

               (a) The Company agrees to pay Parent a fee in immediately available funds (in recognition of the fees and expenses incurred to date by Parent in connection with the matters contemplated hereby) of $25,000,000 ("TERMINATION FEE") if this Agreement is terminated:

                           (i) by Parent or the Company as permitted by SECTION
               7.1(b)(i), and, prior to the Company Stockholder Meeting, a third party has made a bona fide written Acquisition Proposal that has not been withdrawn prior to the Company Stockholders Meeting and (B) within 18 months of such termination the Company or any of the Company Subsidiaries enters into any acquisition agreement or consummates any Acquisition Proposal (for purposes of the foregoing clause the term "Acquisition Proposal" has the meaning assigned to such term in SECTION 8.2(a) except that the references to "20%" in the definition are deemed to be references to "50%");

                           (ii) by the Company as permitted by SECTION 7.1(d);
               or

                           (iii) by Parent pursuant to SECTION 7.1(g).

         The Termination Fee shall be payable: (1) two business days after the first to occur of the execution of an acquisition agreement or the consummation of the Acquisition Proposal, in the case of clause (i) above; (2) on the date of termination of this Agreement in the case of clause (ii) above; and (3) two business days after termination of this Agreement in the case of clause (iii) above. The Company acknowledges that the agreements contained in this SECTION 8.3(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement.

               (b) Parent agrees to pay the Company a fee in immediately available funds (in recognition of the fees and expenses incurred to date by the Company in connection with the matters contemplated hereby) of $25,000,000 within two business days after the termination of this Agreement by the Company pursuant to SECTION 7.1(h). Parent acknowledges that the agreements contained in this SECTION 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement.

               (c) If this Agreement is terminated at such time that this Agreement is terminable pursuant to either (but not both) of SECTION 7.1(e) or
SECTION 7.1(f), then the party whose representations or warranties are inaccurate or who has breached its covenants or other agreements contained in this Agreement shall promptly (but not later than two business days after receipt of notice of such termination from the other party) pay to the other party an amount equal to all documented out-of-pocket expenses and fees incurred by the other party (including, without limitation, fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of or in connection with or related to the Merger or the other transactions contemplated by this Agreement) ("OUT-OF-POCKET EXPENSES"), and the non-breaching party may pursue any remedies available to it at law or in equity and will, in addition to its Out-of-Pocket Expenses (which are to be paid as specified above), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

                                   ARTICLE 9

                               GENERAL PROVISIONS


         9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

         9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Sub, to

                           Yellow Corporation
                           10990 Roe Avenue
                           Overland Park, Kansas  66211
                           Telephone:       (913) 696-6100
                           Facsimile:       (913) 696-6116
                           Confirm:         (913) 696-6135
                           Attention:       Senior Vice President,
                                            General Counsel and Secretary

                           with a copy to

                           Fulbright & Jaworski L.L.P.
                           1301 McKinney, Suite 5100
                           Houston, Texas  77010-3095
                           Telephone:       (713) 651-5151
                           Facsimile:       (713) 651-5246
                           Confirm:         (713) 651-5496
                           Attention:       Charles L. Strauss, Esq.

                  (b)      if to the Company, to

                           Roadway Corporation

                           1077 Gorge Boulevard
                           Akron, Ohio 44310
                           Telephone:       (330) 384-2661
                           Facsimile:       (330) 258-6082
                           Confirm:         (330) 384-1557
                           Attention:       Executive Vice President,
                                            General Counsel and Secretary

                           with a copy to:

                           Jones Day
                           North Point, 901 Lakeside Avenue
                           Cleveland, Ohio 44114
                           Telephone:       (216) 586-7290
                           Facsimile:       (216) 579-0212
                           Confirm:         (216) 586-1339
                           Attention:       Patrick J. Leddy, Esq.

         9.3 DEFINITIONS. For purposes of this Agreement:

               (a) an "AFFILIATE" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

               (b) "KNOWLEDGE" with respect to (i) the Company means the actual knowledge of the officers listed in SECTION 9.3(b) of the Company Disclosure Schedule and (ii) Parent and Sub means the actual knowledge of the officers listed in SECTION 9.3(b) of the Parent Disclosure Schedule;

               (c) "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means, when used in connection with any person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, financial condition or results of operations of that person and its subsidiaries, taken as a whole, except for such changes or effects in general economic, capital market, regulatory or political conditions, changes that affect generally the transportation industry and do not disproportionately affect such person, or changes or effects resulting from entering into this Agreement or the announcement thereof or the consummation of the transactions contemplated hereby;

               (d) "PERSON" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity; and

               (e) a "SUBSIDIARY" of any person means any corporation, partnership, association, joint venture, limited liability company or other entity in which such person owns over 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of directors or other governing body of such other legal entity.

         9.4 INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this

Agreement unless otherwise indicated. The words "HEREOF", "HEREIN" and "HEREUNDER" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE", "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         9.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         9.6 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreements
(a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of SECTIONS 5.14 and 5.15, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

         9.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         9.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         9.9 ENFORCEMENT OF THE AGREEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal district court sitting in the State of Delaware in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than such a federal or state court.

         9.10 PERFORMANCE BY SUB. Parent hereby agrees to cause Sub to comply with its obligations under this Agreement.

         9.11 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                                YELLOW CORPORATION


                                By /s/ Daniel J. Churay
                                  ---------------------------------------------
                                Name: Daniel J. Churay
                                Title: Senior Vice President, General Counsel
                                       and Secretary


                                YANKEE LLC


                                By /s/ Daniel J. Churay
                                  ---------------------------------------------
                                Name: Daniel J. Churay
                                Title: Vice President




                                ROADWAY CORPORATION


                                By /s/ John J. Gasparovic
                                  ---------------------------------------------
                                Name: John J. Gasparovic
                                Title: Executive Vice President, General Counsel
                                       and Secretary

                                                                       EXHIBIT A


Ladies and Gentlemen:

               I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Roadway Corporation, a Delaware corporation (the "COMPANY"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "SECURITIES ACT"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 8, 2003 (the "MERGER AGREEMENT"), by and among the Company, Yellow Corporation, a Delaware corporation ("PARENT"), and Yankee LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent ("SUB"), the Company will be merged with and into Sub, in consideration of cash and shares of common stock, par value $1.00 per share, of Parent ("PARENT COMMON STOCK"), with Sub as the surviving company (the "MERGER").

               I represent, warrant, and covenant to Parent and Sub that in the event I receive any Parent Common Stock as a result of the Merger:

               A. I shall not make any sale, transfer or other disposition of any Parent Common Stock acquired by me in the Merger in violation of the Securities Act.

               B. I have carefully read this letter and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for Parent and Sub.

               C. I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger has been or will be registered with the Commission under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that, because at the time the Merger will be submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company, the distribution by me of any Parent Common Stock acquired by me in the Merger will not be registered under the Securities Act and that I may not sell, transfer, or otherwise dispose of any Parent Common Stock acquired by me in the Merger unless (i) such sale, transfer, or other disposition has been registered under the Securities Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to Parent such sale, transfer, or other disposition is otherwise exempt from registration under the Securities Act.

               D. I understand that Parent is under no obligation to register under the Securities Act the sale, transfer, or other disposition by me or on my behalf of any Parent Common Stock acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.

               E. I also understand that stop transfer instructions will be given to Parent's transfer agent with respect to Parent Common Stock and that there will be placed on the certificates for any Parent Common Stock acquired by me in the Merger, or any substitutions therefore, a legend stating in substance:

                           "The shares represented by this certificate were
               issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated as of ______, 2003, between the registered holder hereof and the issuer of this certificate, a copy of which agreement will be mailed to the holder hereof without charge within five days after receipt of written request therefore."

               F. I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

                           "The shares represented by this certificate have not
               been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares may not be sold, pledged, or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

               It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by the delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act.

               I understand that (a) Parent will supply me with any information necessary to enable me to make routine sales of any Parent Common Stock acquired by me in the Merger as may be permitted, by and in accordance with, the provisions of Rule 144 under the Securities Act or any similar rule of the Commission hereafter applicable, and (b) Parent will comply with all requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, (the "EXCHANGE ACT") with respect to the filing by Parent of annual, periodic and other reports on a timely basis in a manner sufficient to allow sales of any such Parent Common Stock by me during the three year period following the Effective Time (as defined in the Merger Agreement) if such sales are otherwise permitted by law or regulation. Upon my written request, Parent shall furnish me with a written statement representing that it has complied with the reporting requirements enumerated in Rule 144(c)(1), or if Parent is not then subject to Section 13 or 15(d) of the Exchange Act, that it has made publicly available the information concerning Parent required by Rule 144(c)(2).




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




                                        Very truly yours,


                                        By:
                                            -----------------------------------
                                        Name:
                                             ----------------------------------

Accepted this ____day of
___________, 2003


YELLOW CORPORATION


By
  -----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------

YANKEE LLC


By
  -----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------


ROADWAY CORPORATION


By
  -----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------



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